EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

SIDDUR HOLDINGS, LTD.,

SIDDUR MERGER SUB, LLC,

CEDAR FAIR MANAGEMENT, INC.

AND

CEDAR FAIR, L.P.

Dated as of December 16, 2009

i

-ii-

Exhibit A – Definition of EBITDA

Exhibit B – Principal Terms of Registration Rights

Exhibit C – Definition of Indebtedness and Funded Debt

-iii-

Glossary of Defined Terms
Defined Terms	Defined in Section
Acceptable Confidentiality Agreement	Section 8.11(a)
Acquisition Proposal	Section 5.02(h)
Affiliate	Section 8.11(b)
Agreement	Preamble
Alternate Financing	Section 5.11(b)
Alternative Acquisition Agreement	Section 5.02(e)
Amendment	Section 5.11(a)
Associate	Section 8.11(b)
beneficial ownership	Section 8.11(c)
Board of Directors	Recitals
Boeckling	Section 3.12(j)
Breakup Fee	Section 7.03(c)
Business Day	Section 8.11(d)
Calculation	Section 5.11(g)
Canada Competition Act	Section 3.04(b)
Certificate of Merger	Section 1.02
Certificates	Section 2.02(b)
Change of Board Recommendation	Section 5.02(e)
Change of Control Waiver	Section 5.11(a)
Claim	Section 8.03(a)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 1.08
Collective Bargaining Agreement	Section 3.10(a)
Company	Preamble
Company Board Recommendation	Section 3.03(b)(ii)
Company Equity Plans	Section 2.04(a)
Company Financial Advisors	Section 3.08
Company Intellectual Property	Section 3.15(a)
Company Leases	Section 3.16(a)
Company Owned Intellectual Property	Section 3.15(c)
Company Plan	Section 3.09(a)
Company Related Party Transaction	Section 3.19
Company SEC Reports	Section 8.11(e)
Company Securities	Section 3.02(a)
Confidentiality Agreement	Section 8.11(f)
Controlled Group Liability	Section 8.11(g)
Conversion	Section 5.14(g)
Credit Agreement	Section 8.11(h)
Current Employees	Section 5.07(a)
Debt Financing	Section 4.06(a)

Debt Financing Commitments	Section 4.06(a)
Delaware Secretary	Section 1.02
Deposit Agreement	Section 1.06
Depositary	Section 2.02(c)
Depositary Receipt	Section 1.06
Depositary Unit	Section 1.06
Derivative Transaction	Section 3.05(g)
Disclosure Letter	Article III
Dissolution	Section 5.14(g)
DLLCA	Recitals
DRIP	Section 2.06
DRULPA	Recitals
EBITDA Certificate	Section 5.11(g)
EBITDA Review Period	Section 5.11(g)
Effective Time	Section 1.02
Employee Benefit Plan	Section 8.11(i)
Employment Agreement	Section 8.11(j)
Environment	Section 3.14(c)(i)
Environmental Claim	Section 3.14(c)(ii)
Environmental Law	Section 3.14(c)(iii)
Environmental Permits	Section 3.14(a)
Equity Commitment Party	Section 4.06
Equity Financing	Section 4.06
Equity Financing Commitment	Section 4.06
ERISA	Section 3.09(a)
ERISA Affiliate	Section 8.11(k)
Exchange Act	Section 3.04(b)
Excluded Party	Section 5.02(b)
Expected Date	Section 5.11(c)
Expenses	Section 7.03(e)
Financing	Section 4.06
Financing Commitments	Section 4.06
GAAP	Section 8.11(l)
General Partner	Preamble
Governmental Entity	Section 3.04(b)
GP Units	Section 3.02(a)
Guarantors	Recitals
Hazardous Materials	Section 3.14(c)(iv)
hereby	Section 8.11(m)
herein	Section 8.11(m)
hereinafter	Section 8.11(m)
HSR Act	Section 3.04(b)
Indemnitee	Section 5.06(a)
Intellectual Property Rights	Section 3.15(a)

v

Interim Period	Section 5.01
Intervening Event	Section 5.02(e)
Investment Canada Act	Section 3.04(b)
KBF	Section 3.12(j)
Key Employee	Section 8.11(n)
knowledge	Section 8.11(o)
Laws	Section 3.13
Leased Parcel	Section 3.16(b)
Liens	Section 8.11(p)
Limited Guarantee	Recitals
Limited Partnership Agreement	Recitals
LP Unit	Section 1.06
LP Units	Section 1.06
Magnum Management	Section 3.12(j)
Marketing Period	Section 5.11(b)
Material Adverse Effect	Section 8.11(q)
Material Contract	Section 3.17(a)
Maximum Recovery Amount	Section 7.03(d)
Merger	Section 1.01
Merger Consideration	Section 1.06
Merger Sub	Preamble
Minimum EBITDA Number	Section 6.02(f)
Multiemployer Plan	Section 8.11(r)
New Debt Commitment Letter	Section 5.11(b)
New York Courts	Section 8.03(a)
Notice Period	Section 5.02(e)
Offer	Section 5.01(d)
Options	Section 2.04(a)
Other Filings	Section 3.07
Outside Date	Section 7.01(c)
Owned Real Property	Section 3.16(a)
Parent	Preamble
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
Permits	Section 3.13
Permitted Liens	Section 8.11(s)
Person	Section 8.11(t)
Phantom Unit	Section 2.04(b)
Proxy Statement	Section 3.07
Qualified Plans	Section 3.09(b)
Real Property Leases	Section 3.16(b)
Related Parties	Section 7.04
Related Party	Section 7.04
Release	Section 3.14(c)(v)

Representatives	Section 8.11(u)
Required Amount	Section 4.06
Required Information	Section 5.11(a)
Requisite Unitholder Vote	Section 3.21
Sarbanes-Oxley Act	Section 3.05(a)
Seahorse	Preamble
Seahorse Ohio	Section 3.12(j)
Seahorse Parties	Preamble
SEC	Section 3.05(a)
Securities Act	Section 3.05(a)
Solicitation Period End-Date	Section 5.02(a)
Special Meeting	Section 3.03(b)
Subsidiary	Section 8.11(v)
Subsidiary Securities	Section 3.02(b)
Superior Proposal	Section 5.02(h)
Surviving Entity	Section 1.01
Takeover Laws	Section 3.03(b)
Tax	Section 3.12(k)
Tax Return	Section 3.12(k)
Unitholders	Section 3.03(b)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 16, 2009, by and among Siddur Holdings, Ltd., a New York corporation (“Parent”), Siddur Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), Cedar Fair, L.P., a Delaware limited partnership (the “Company,” or “Seahorse”) and Cedar Fair Management, Inc., an Ohio corporation and the general partner of the Company (the “General Partner” and, together with the Company, the “Seahorse Parties”).

RECITALS

WHEREAS, the Board of Directors of the General Partner (the “Board of Directors”) has unanimously approved this Agreement, the Merger (as defined below), the Conversion (as defined below) and the transactions contemplated hereby, in accordance with Section 17-211 of the Delaware Revised Uniform Limited Partnership Act, as amended (the “DRULPA”) and in accordance with the Fifth Amended and Restated Agreement of Limited Partnership of Cedar Fair, L.P. (the “Limited Partnership Agreement”);

WHEREAS, the sole member of Merger Sub has approved this Agreement, the Merger, and the other transactions contemplated hereby in accordance with Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, the board of directors of Parent has approved this Agreement and the transactions contemplated hereby;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Company’s willingness to enter in this Agreement, certain parties (the “Guarantors”) have provided a limited guarantee (the “Limited Guarantee”) in favor of the Company with respect to the matters set out therein; and

WHEREAS, certain terms are used in this Agreement as defined subsequently in this Agreement (including Section 8.11).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01    The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”) and the Company shall be the surviving entity in the Merger (the “Surviving Entity”) and shall continue its existence as a limited partnership under the DRULPA (or in the event of the consummation of the Conversion as contemplated by Section 5.14(g), as a limited liability company under the DLLCA). In connection with the Merger, the separate existence of Merger Sub shall cease.

Section 1.02    Consummation of the Merger. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the fifth (5th) Business Day after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in Article VI, at a location to be agreed by the parties; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VI (excluding the condition in Section 6.02(e) and the conditions that cannot by their nature be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing), the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Parent on no less than three (3) Business Days’ notice to the Company and (b) the first (1st) Business Day immediately following the final day of the Marketing Period (as it may be extended pursuant to Section 5.11) (subject in each case to the satisfaction or waiver of all of the conditions set forth in Article VI for the Closing as of the date determined pursuant to this proviso), or such other date, time, or place as agreed to in writing by the parties hereto. The date of the Closing is referred to as the “Closing Date.” Subject to the terms and conditions hereof, on the Closing Date, Merger Sub and the Company shall cause the Merger to be consummated by duly filing with the Secretary of State of the State of Delaware (the “Delaware Secretary”) an executed certificate of merger (the “Certificate of Merger”) in accordance with the DRULPA and/or the DLLCA, as applicable, and shall take all such reasonable further actions as may be required by Law to make the Merger effective. The time the Merger becomes effective in accordance with applicable Law is referred to as the “Effective Time.” For the avoidance of doubt, a condition may only be waived by the parties entitled to such condition under this Agreement. At Parent’s election, in the event the Change of Control Waiver is not obtained, the Closing shall occur on the same day that the Requisite Unitholder Vote is obtained (subject to the satisfaction or waiver of the conditions set forth in Article VI).

Section 1.03    Effects of the Merger. The Merger shall have the effects set forth in the DRULPA and/or the DLLCA, as applicable.

Section 1.04    Organizational Documents. At the Effective Time, the Limited Partnership Agreement shall be amended and restated as determined by Parent in its sole discretion, subject to its obligations in Section 5.06 herein.

Section 1.05    Officers. From and after the Effective Time, the officers of the Company shall be the officers of the Surviving Entity, and such officers shall serve until their successors have been duly elected or appointed, or until their death, resignation or removal from office in accordance with the Surviving Entity’s limited partnership agreement.

Section 1.06    Conversion of LP Units; Cancellation of General Partner Interest. Each unit of limited partnership interest in the Company including limited partnership interests underlying depositary units (a “Depositary Unit”) representing limited partnership interests on deposit with the Depositary pursuant to the Deposit Agreement (each, as may be converted immediately prior to the Closing in accordance with Section 5.14(g), an “LP Unit” and collectively the “LP Units”) issued and outstanding immediately prior to the Effective Time (other than (v) LP Units owned by Parent or Merger Sub, all of which, at the Effective Time, shall be cancelled without any consideration being exchanged therefor, (w) LP Units owned by the Company, all of which (other than LP Units in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by or held for the benefit of third parties), at the Effective Time, shall be cancelled without any consideration being exchanged therefor, (x) LP Units owned by any direct or indirect wholly owned subsidiary of the Company (including Magnum Management Corporation), all of which, immediately following the Effective Time and as part of an integrated transaction which includes the Merger, shall be cancelled without any consideration being exchanged therefor, (y) LP Units as to which the treatment in the Merger is hereafter separately agreed by Parent and the holder thereof, which LP Units shall be treated as so agreed and (z) the Special LP Interests (as such term is defined in the Limited Partnership Agreement) all of which, at the Effective Time, shall be converted into the right to receive $5,290,500 in the aggregate, without interest, with such aggregate amount payable to the holders thereof pro rata based on the holders’ relative capital accounts) shall, by virtue of the Merger (and, with respect to the LP Units represented by Depositary Units, in accordance with the terms of the Deposit Agreement among the General Partner, in its capacity both as General Partner and as attorney-in-fact of holders of Depositary Units, the Company and the Depositary (as it may be amended, the “Deposit Agreement”)) and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per LP Unit (subject to any applicable withholding Tax specified in Section 1.08) equal to $11.50, without interest (the “Merger Consideration”), upon the surrender of the certificate representing such LP Units or the depositary receipt evidencing ownership of a Depositary Unit (the “Depositary Receipt”), as applicable, as provided in Section 2.02. At the Effective Time all such LP Units and Depositary Units shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such LP Units and/or Depositary Units shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided herein. All of the GP Units issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, at the option of Parent, either (A) be cancelled without any consideration in respect thereof or (B) be transferred by the General Partner to an entity selected by Parent at its sole discretion with such entity being admitted as a successor general partner of the Company; provided, that Parent shall notify the Company of its election in writing at least ten (10) days prior to the expected Effective Time. For the avoidance of doubt, the owner of any Depositary Unit shall be deemed to own the underlying LP Units in lieu of the Depositary.

Section 1.07    Conversion of Membership Interest of Merger Sub. All of the limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one (1) limited partnership unit in the Surviving Entity or, if the Conversion occurs, each such limited liability company interest shall be converted into and become a limited liability company interest in the Surviving Entity.

Section 1.08    Withholding Taxes. Parent, the Surviving Entity and/or the Paying Agent shall be entitled to deduct and withhold from the consideration or from amounts otherwise payable to a holder of LP Units, Options or Phantom Units pursuant to this Agreement any amounts as are required to be withheld as to any holder subject to withholding under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the LP Units, Options or Phantom Units in respect of which such deduction and withholding was made.

ARTICLE II

NO DISSENTERS’ RIGHTS; PAYMENT FOR LP UNITS; TREATMENT OF EQUITY-BASED AWARDS

Section 2.01    No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

Section 2.02	Payment for LP Units.

(a)       At or substantially concurrently with the Effective Time, Parent will deposit, or cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) cash in an amount sufficient to make the payments due pursuant to Section 1.06 to holders of LP Units that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 1.06, except to the extent expressly provided in this Agreement.

(b)       As soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) Business Day following the Effective Time, the Surviving Entity shall cause the Paying Agent to mail to each record holder of an outstanding Depositary Receipt or certificate or certificates (collectively, the “Certificates”) as of the Effective Time which immediately prior to the Effective Time represented outstanding LP Units whose LP Units were converted into the right to receive the Merger Consideration pursuant to Section 1.06, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates and receiving payment therefor. Following surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed in accordance with the instructions thereto, the holder of such Certificate shall be paid in exchange therefor cash in an amount (subject to any applicable withholding Tax as specified in Section 1.08) equal to the product of the number of LP Units represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the reasonable satisfaction of the Surviving Entity that such Tax has been paid or is not applicable. From and after the Effective Time and until properly surrendered in accordance with the provisions of this Section 2.02, each Certificate shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of LP Units evidenced by such Certificate, without any interest thereon.

(c)       In the case of those LP Units held by American Stock Transfer & Trust Company (the “Depositary”) on behalf of the holders of Depositary Units, such LP Units and the related Depositary Units shall be canceled upon the Effective Time and from and after the Effective Time, each Depositary Receipt shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration as described in Section 2.02. For the avoidance of doubt, the owner of any Depositary Unit shall be deemed to own the underlying LP Units in lieu of the Depositary.

(d)       If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Entity, the posting by such

Person of a bond in such customary and reasonable amount as Parent or the Surviving Entity may specify as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the LP Units formerly represented thereby.

(e)       Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of LP Units as of twelve (12) months after the Effective Time shall be delivered to the Surviving Entity upon demand. Any former holders of LP Units who have not complied with this Section 2.02 prior to the end of such twelve (12) month period shall thereafter look only to the Surviving Entity for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Entity shall be liable to any holder of LP Units for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to the end of the applicable escheat period (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any applicable abandoned property, escheat or similar Law), any such unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

(f)        The Paying Agent shall invest any cash included in the Payment Fund as reasonably directed by Parent or, after the Effective Time, the Surviving Entity; provided, that such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in a fund that invests solely in the foregoing and that no such investment or loss thereon shall affect the amounts payable to holders of LP Units that properly converted into the right to receive the Merger Consideration pursuant to Section 1.06. After payment of the Merger Consideration, any interest or income produced by such investments will be payable to the Surviving Entity or Parent, as Parent directs.

Section 2.03    Closing of the Company’s Transfer Books. At the Effective Time: the transfer books of the Company shall be closed and no transfer of LP Units shall thereafter be made, and the Company shall instruct the Depositary to cancel all Depositary Receipts and to cease all transfers with respect to the Depositary Units. If, after the Effective Time, Certificates are presented to the Surviving Entity for transfer, they shall be canceled and exchanged for payment of the Merger Consideration as provided in this Article II.

Section 2.04	Treatment of Equity-Based Awards.

(a)       At the Effective Time, each outstanding option (collectively, the “Options”)to purchase Depositary Units granted under the Seahorse Amended and Restated 2000 Equity Incentive Plan, the Seahorse Amended and Restated Senior Management Long-Term Incentive Compensation Plan and the Seahorse 2008 Omnibus Incentive Plan (collectively, the “Company Equity Plans”) (other than those Options as to which the treatment in the Merger is hereafter separately agreed by Parent and the holder thereof, which Options shall be treated as so agreed),whether or not then vested or exercisable, shall be cancelled and of no further force and effect and the holder of any such Option shall be entitled to receive, from and after the Effective Time, an amount in cash equal to the product of (i) the number of Depositary Units such holder could have purchased under the Option (assuming the Option was fully vested immediately prior to the Effective Time) had such holder exercised such Option in full immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per unit of such Option and shall be net of any applicable withholding Tax specified in Section 1.08. For the avoidance of doubt, if the exercise price provided for in any Option exceeds the Merger Consideration, such Option shall be cancelled for no consideration. Prior to the Effective Time, Parent and the Company shall cooperate in good faith to establish a procedure to effect the surrender of Options contemplated by this Section 2.04(a).

(b)       At the Effective Time, each phantom LP Unit or performance-based equity award denominated in a number of Depositary Units and outstanding under the Company Equity Plans or otherwise (each, a “Phantom Unit”) (other than those Phantom Units as to which the treatment in the Merger is hereafter separately agreed by Parent and the holder thereof, which Phantom Unit shall be treated as so agreed), whether or not then vested, shall be cancelled and the holder of each such Phantom Unit shall be entitled to receive, from and after the Effective Time, an amount in cash equal to the Merger Consideration multiplied by the number of Depositary Units to which such Phantom Unit relates (it being understood that for Phantom Units attributable to a performance period that has not ended as of the Effective Time (without regard to the transactions contemplated hereby) for which the number of Depositary Units (or cash equivalent) paid or payable is dependent on the achievement of performance conditions, such performance conditions during such performance period shall be deemed to have been achieved at the target level), net of any applicable withholding Tax specified in Section 1.08.

(c)       The Company shall cause the Options and Phantom Units to terminate as of the Effective Time and all awards issued under the Company Equity Plans shall terminate and no holder of an Option or Phantom Unit nor any participant in any Company Equity Plan shall have any right thereunder to (i) acquire any securities of the Company, the Surviving Entity or any subsidiary thereof or (ii) receive any payment or benefit with respect to any award previously granted under the Company Equity Plans except as provided in Section 2.04(a) or 2.04(b). The Company shall keep Parent fully informed, with respect to all amendments, resolutions, notices and actions that Parent intends to adopt, distribute or take in connection with the matters described in this Section 2.04, and shall provide Parent with a reasonable opportunity to review and comment on all such amendments, resolutions and notices.

(d)       Prior to the Effective Time, the Company shall deliver to the holders of the Options and Phantom Units appropriate notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.

Section 2.05    Further Actions. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, there shall have been declared, made or paid any dividend or distribution on the LP Units or the issued and outstanding LP Units shall have been changed into a different number of units or a different class by reason of any split, reverse split, dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of units or other similar transaction (but excluding in any event the effect of any cash dividends expressly permitted under Section 5.01(c)), the Merger Consideration shall be appropriately adjusted to provide to the holders of the LP Units or Depositary Units, Options and Phantom Units the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this Section 2.05; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

Section 2.06    Termination of DRIP. The Company shall terminate its Dividend Reinvestment and Unit Purchase Plan (the “DRIP”),effective prior to the Effective Time, and ensure that no purchase or other rights under the DRIP enable the holder of such rights to acquire any interest in the Surviving Entity, Parent or any subsidiary of Parent, including Merger Sub, as a result of such purchase or the exercise of such rights at or after the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except (a) other than with respect to the representations and warranties in Sections 3.02(a), 3.03 and 3.06, as disclosed in the Company SEC Reports filed after December 31, 2008 and prior to the date of this Agreement (excluding any risk factor disclosures and any forward looking statements or other statements that are predictive or forward looking in nature and any statements in Management’s Discussion and Analysis) or (b) as disclosed in the disclosure letter delivered by the Company to Parent with respect to this Agreement on the date hereof (the “Disclosure Letter”), which shall be arranged to correspond to the sections of Article III below and the disclosure in any section of the Disclosure Letter shall qualify other sections in this Article III to the extent that it is reasonably apparent that such disclosure also qualifies or applies to such other sections, the Seahorse Parties jointly and severally represent and warrant to Parent and Merger Sub as follows:

Section 3.01    Organization and Qualification. Each of the Seahorse Parties and each of their Subsidiaries is a duly organized and validly existing organization in good standing under the Laws of its jurisdiction of formation, with all requisite entity power and authority to own its properties and conduct its business as currently conducted. Each of the Seahorse Parties and each of their Subsidiaries is duly qualified and in good standing as a foreign entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than the Subsidiaries as set forth in Section 3.02(c) of the Disclosure Letter.

Section 3.02	Capitalization.

(a)       The partnership interests in the Company consist of (i) 99.999% limited partner interests (in which the General Partner is authorized to issue up to 750,000,000 LP Units), (ii) 0.001% general partner interest (as may be converted pursuant to Section 5.14(g), the “GP Units”) and (iii) Special LP Interests (as such term is defined in the Limited Partnership Agreement) in the aggregate capital account balance of $5,290,500. The foregoing partnership interests include all of the authorized capital of the Company. As of the date of this Agreement, (i) 55,209,144 LP Units represented by Depositary Units are issued and outstanding which represent all of the outstanding Depositary Units, (ii) there are outstanding Options to purchase an aggregate of 463,700 Depositary Units, (iii) there are outstanding Phantom Unit awards convertible into up to 949,119 Depositary Units, (iv) there are 352,839 LP Units held by Magnum Management Corporation and no LP Units held in the Company’s treasury, (v) 979,813 LP Units and/or Depositary Units are available for issuance under the Company Equity Plans, (vi) 556 GP Units are outstanding (all of which are owned by the General Partner) and (vii) there are Special LP Interests in the aggregate capital account balance of $5,290,500. Upon the payment of the aggregate capital account balance in respect of Special LP Interests, neither the holders thereof nor any other Person shall have any further rights in respect thereof and neither Parent, the Surviving Entity nor any other Person shall have any further obligations owing in respect of any Special LP Interests. All Options were granted at an exercise price at least equal to the fair market value (within the meaning of Section 409A of the Code) of an LP Unit and/or Depositary Unit on the date of grant and no Option has been extended, amended or repriced since the date of grant. All of the outstanding LP Units and/or Depositary Units have been, and all LP Units and/or Depositary Units reserved for issuance will be upon issuance, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, purchase options, call options, rights of first refusal, subscription or any other similar right. All of the GP Units are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, purchase options, call options, rights of first refusal, subscription or any other similar right and any capital contributions required to be made by the holders thereof have been made. Section 3.02(a) of the Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of each Option, Phantom Unit and other equity-based award outstanding, the number of LP Units and/or Depositary Units issuable (or cash equivalent) thereunder or to which such award pertains and the exercise or conversion price, if applicable, related thereto. Except for the Options and Phantom Units, as of the date of this Agreement, there are no outstanding (A) securities of the General Partner, the Company or any of their Subsidiaries convertible into or exchangeable for LP Units and/or Depositary Units (or a cash equivalent) or voting securities or ownership interests in the Company, (B) options, warrants, subscriptions, unit appreciation rights, “phantom” units, “profits interests,” calls, claims, rights of first refusal, rights (including preemptive rights), arrangements or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, deliver or sell any units, equity interests, voting securities or other ownership interests in (or securities convertible into or exchangeable for equity interests or voting securities or other ownership interests in) the Company, (C) obligations of the General Partner, the Company or any of their Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to the issuance of any equity interest, voting securities or other ownership interests in the Company (the items in clauses (A), (B) and (C), together with the LP Units and/or Depositary Units of the Company, being referred to collectively as “Company Securities”) or (D) restricted LP Units and/or Depositary Units, performance awards or obligations of the General Partner, the Company or any of their Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of the LP Units and/or Depositary Units. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities other than pursuant to an outstanding Option or Phantom Unit. Other than the Limited Partnership Agreement, the Regulations of the General Partner, and the deed of trust of the Seahorse Unitholder Trust, there are no voting trusts, shareholder or unitholder agreements, proxies or other agreements or understandings to which the General Partner, the Company or any of their Subsidiaries is a party with respect to the voting of any LP Units and/or Depositary Units or any ownership interests in the Company or agreements or understandings relating to the sale or transfer (including agreements imposing transfer restrictions) of any LP Units and/or Depositary Units or any ownership interests in the Company, other than the Deposit Agreement. No holder of securities in the General Partner, the Company or any of their Subsidiaries has any right to have the offering or sale of such securities registered by the General Partner, the Company or any of their Subsidiaries, as the case may be. There is no outstanding indebtedness of the Seahorse Parties or any of their Subsidiaries that entitles the holder of such indebtedness to vote on any matters with respect to the Seahorse Parties or any of their Subsidiaries.

(b)       The Company or one or more of its Subsidiaries is the record and beneficial owner of all of the equity interests of each Subsidiary of the Company, free and clear of any Lien other than Permitted Liens. All outstanding equity interests in the General Partner and each Subsidiary of the Company have been duly authorized and are validly issued, fully paid and nonassessable and are not subject to any preemptive rights. As of the date of this Agreement, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or the General Partner, (ii) options, subscriptions, restricted stock, appreciation rights, “profits interests,” “phantom” units, warrants, calls, claims, rights of first refusal, rights (including preemptive rights), arrangements or other agreements or commitments to acquire from the Company or the General Partner or any of their Subsidiaries, or obligations of the Company or the General Partner or any of their Subsidiaries to issue, any equity interests, capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company or the General Partner, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to the issuance of any capital stock, equity interest, voting securities or other ownership interests in any Subsidiary of the Company or the General Partner (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries and the General Partner, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment directly or indirectly based (in whole or in part) on the value of any shares of capital stock of any Subsidiary of the Company. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts, shareholder or unitholder agreements, proxies or other agreements or understandings to which the Company, the General Partner or any of their Subsidiaries is a party with respect to the voting of capital stock or any ownership interests in any Subsidiary of the Company or agreements or understandings relating to the sale or transfer (including agreements imposing transfer restrictions) of any ownership interests in any Subsidiary of the Company.

(c)       Section 3.02(c) of the Disclosure Letter sets forth (i) the General Partner and all Subsidiaries of the Company and the General Partner and their respective jurisdictions of formation and (ii) each owner and the respective amount of such owner’s equity interest in the General Partner and each Subsidiary of the Company and the General Partner.

(d)       All dividends or distributions on Company Securities or Subsidiary Securities that have been declared or authorized prior to the date of this Agreement have been paid in full.

Section 3.03	Authority for this Agreement; Board Action.

(a)       The Seahorse Parties have all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Unitholder Vote in order to complete the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seahorse Parties and the consummation by the Seahorse Parties of the transactions contemplated hereby have been duly and validly authorized by all necessary organizational action on the part of the Seahorse Parties and no other proceedings on the part of the Seahorse Parties are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to completion of the Merger, the receipt of the Requisite Unitholder Vote and the filing of the Certificate of Merger with the Delaware Secretary. This Agreement has been duly and validly executed and delivered by the Seahorse Parties and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Seahorse Parties, enforceable against the Seahorse Parties in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)       The Board of Directors (at a meeting or meetings duly called and held) has, by a unanimous vote of all directors, (i) approved this Agreement and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the Conversion, (ii) has directed that the Merger and the Conversion be submitted for consideration at a special meeting (the “Special Meeting”) of the holders of LP Units (the “Unitholders”) for approval and, subject only to Section 5.02(c), resolved to recommend the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger and the Conversion, by the Unitholders (the “Company Board Recommendation”) and (iii) irrevocably resolved to elect, to the fullest extent permitted by Law, for the Company and the General Partner not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.

(c)       The General Partner has irrevocably resolved to approve this Agreement and the transactions contemplated hereby, including the Merger and the Conversion, subject only, with respect to completion of the Merger, to receipt of the Requisite Unitholder Vote.

Section 3.04	Consents and Approvals; No Violation.

(a)       Neither the execution and delivery of this Agreement by the Seahorse Parties nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of the Limited Partnership Agreement or any provision of the comparable certificates of incorporation or bylaws or other similar governing documents of any of the Company’s Subsidiaries or the General Partner, (ii) assuming all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Laws or injunctions, (iii) violate, or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval, or result in a default or triggering of any payment or give rise to any right of termination, recapture (in whole or in part), right to purchase or lease, exercise or imposition of any restriction or limitation, reversion, re-entry, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, deed, covenant, condition, restriction or declaration, contract, indenture or other instrument or obligation to which the Seahorse Parties or any of their Subsidiaries is a party or by which the Seahorse Parties or any of their Subsidiaries or any of their respective properties or assets may be bound or affected or (iv) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition or enforcement of any Lien on any asset of the Seahorse Parties or any of their Subsidiaries (other than Liens required under the Financing Commitments), except, in case of clauses (ii), (iii) and (iv), which would not, individually or in the aggregate, (A) have or reasonably be expected to have a Material Adverse Effect or (B) otherwise prevent or materially delay performance by the Seahorse Parties or any of their Subsidiaries of their obligations under this Agreement.

(b)       The execution, delivery and performance of this Agreement by the Seahorse Parties and the consummation of the transactions contemplated hereby, including the Merger and the Conversion, by the Seahorse Parties do not and will not require any consent, approval, authorization or permit of, or filing with or notification to (including with respect to the continuation in full force and effect of all Permits), any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a “Governmental Entity”) except (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) any filings, if required, under the Investment Canada Act, R.S.C. 1985 c. 28 (1st Suppl.), as amended (the “Investment Canada Act”) or Canada’s Competition Act, R.S.C. 1985, c. 34, as amended (the “Canada Competition Act”), (iii) the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (iv) the filing of the Certificate of Merger with the Delaware Secretary, (v) compliance with any applicable foreign or state securities or blue sky Laws, (vi) the rules of the New York Stock Exchange and (vii) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05	Reports; Financial Statements.

(a)       Since December 31, 2006, the Company has timely filed or furnished all forms, reports, statements (including registration statements), certifications and other documents required to be filed or furnished by it with or to the Securities and Exchange Commission (the “SEC”) including all audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries on Form 10-K and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries on Form 10-Q, all of which have complied, as to form, as of their respective filing dates (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively), in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, in each case, the rules and regulations of the SEC promulgated thereunder. None of such Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff. To the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)       The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports, at the time filed or furnished and including amendments and supplements filed or furnished only prior to the date of this Agreement, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC on Form 10-Q under the Exchange Act) applied on a consistent basis for the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the assets, liabilities and the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated results of operations and cash flows for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments and other adjustments described therein, including the notes thereto).

(c)       The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2006, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company SEC Report has been so disclosed.

(d)       Since January 1, 2007 through the date of this Agreement, (i) neither the Seahorse Parties nor any of their Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Seahorse Parties or any of their Subsidiaries has (a) failed to comply with the Company’s Insider Trading Policy or Code of Ethics, as applicable or (b) received any material written complaint, allegation, assertion or claim, or any oral complaint, allegation, assertion or claim on a hotline or whistleblower or similar telephone line or service regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Seahorse Parties or any of their Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Seahorse Parties or any of their Subsidiaries has engaged in improper or illegal accounting or auditing practices and (ii) no attorney representing the Seahorse Parties or any of their Subsidiaries, whether or not employed by the Seahorse Parties or any of their Subsidiaries, has reported evidence of material violation of federal or state securities Laws, breach of fiduciary duty or similar violation by the Seahorse Parties or any of their officers, directors, employees or agents to the boards of directors of the Company or the General Partner or any respective committee thereof or to any director or officer of the Company or the General Partner.

(e)       Neither the Seahorse Parties nor any of their Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise (including as may be owing under indemnity or contribution arrangements), whether due or to become due, and whether or not required to be recorded or reflected on a balance sheet under GAAP, other than such liabilities (i) as and to the extent reflected or reserved against on the most recent consolidated balance sheet of the Company included in the Company SEC Reports filed prior to the date of this Agreement, (ii) incurred in the ordinary course of business consistent with past practice since the date of such balance sheet or (iii) that are not or would not reasonably be expected to be, material and adverse to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries has any liabilities with respect to the liabilities of the General Partner and neither the General Partner nor the Company or any of the Company’s Subsidiaries will have any liability related to the General Partner following the Effective Time.

(f)        Neither the General Partner nor any of its Subsidiaries (other than the Company and its Subsidiaries) has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise (including as may be owing under indemnity or contribution arrangements), whether due or to become due, and whether or not required to be recorded or reflected on a balance sheet under GAAP other than any such liabilities that are, individually or in the aggregate, de minimis in amount.

(g)       Except as would not be material to the Company and its Subsidiaries, taken as a whole, all Derivative Transactions entered into for the account of any of the Seahorse Parties or any of their Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with applicable laws, rules, regulations and policies of any Governmental Entity. All of such Derivative Transactions are legal, valid and binding obligations of the Company, the General Partner or their Subsidiaries, as the case may be, and, to the knowledge of the Company, the counterparty thereto and enforceable against it and, to the knowledge of the Company, the counterparty in accordance with their terms, and are in full force and effect. The Seahorse Parties and their Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder and neither the Seahorse Parties nor any of their Subsidiaries have received any notice, whether written or oral, of any breaches, violations or defaults or allegations or assertions of such by any party thereunder. Section 3.05(g) of the Disclosure Letter sets forth a true and complete list of all Derivative Transactions entered into since December 31, 2006 for the account of, or that are an asset or liability of, any of the Seahorse Parties or any of their Subsidiaries. Each such Derivative Transaction is and always has been accounted for in accordance with applicable accounting rules. “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related defaults, events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

Section 3.06	Absence of Certain Changes.

(a)       Since December 31, 2008, except as expressly set forth in the Company SEC Reports filed since December 31, 2008 and prior to the date of this Agreement, the Seahorse Parties and their Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and neither the Seahorse Parties nor any of their Subsidiaries has taken any action that, if taken after the date of this Agreement, would require Parent’s consent under Sections 5.01(d) through 5.01(l), 5.01(n), 5.01(o)(i) (with respect to the ten (10) most highly compensated officers), 5.01(o)(ii), 5.01(u) or 5.01(y) through 5.01(aa) of this Agreement.

(b)       Since December 31, 2008 through the date of this Agreement, the Company and its Subsidiaries have not suffered any Material Adverse Effect and there has not been any change, condition, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.07    Proxy Statement; Other Filings. The letter to Unitholders, notice of meeting, proxy statement and form of proxy that will be provided in accordance with this Agreement to Unitholders in connection with the Merger and the Conversion (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”), at the time the Proxy Statement is first mailed and at the time of the Special Meeting, and any other document to be filed by the Company with the SEC in connection with the Merger and the Conversion (the “Other Filings”), at the time of its filing with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by or on behalf of Parent, Merger Sub or any Affiliate of Parent or Merger Sub expressly for inclusion therein. The Proxy Statement and the Other Filings will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 3.08    Brokers; Certain Expenses. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Seahorse Parties or any of their Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Rothschild Inc. and Guggenheim Partners LLC (the “Company Financial Advisors”), whose fees and expenses shall be paid by the Company. A true and correct copy of each engagement letter with the Company Financial Advisors in connection with the transactions contemplated hereby has been delivered to Parent and has not been subsequently modified, waived, supplemented or amended.

Section 3.09	Employee Matters.

(a)       Section 3.09(a) of the Disclosure Letter includes a complete list of all material Employee Benefit Plans and all Employment Agreements. With respect to each Employee Benefit Plan that is not a Multiemployer Plan (a “Company Plan”), the Company has delivered or made available to Parent a true, correct and complete copy of: (i) all plan documents, trust agreements, and insurance contracts and other funding vehicles, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any, (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (iv) the most recent annual financial report, if any, (v) the most recent actuarial report, if any, and (vi) the most recent determination letter from the Internal Revenue Service, if any. The Company has delivered or made available to Parent a true, correct and complete copy of each Employment Agreement. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Company Plan or Employment Agreement that have been adopted or approved nor has the General Partner, the Company or any of their Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Plan or Employment Agreement.

(b)       Section 3.09(b) of the Disclosure Letter sets forth a true and complete list of each Company Plan that is intended to be qualified under Section 401(a) of the Code (“Qualified Plans”). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

(c)       All material contributions required by applicable law or regulation or by any plan document or other contractual undertaking to be made under any Company Plan to any funds or trusts established thereunder or in connection therewith, and all premiums due or payable with respect to insurance policies funding any Company Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements in accordance with GAAP. Each Company Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has any obligation to provide life or health insurance, benefits or coverage or other non-pension benefits to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state Law and which is provided at the expense of any such Person or any such Person’s beneficiary. No trust funding any Company Plan is intended to meet the requirements of Code Section 501(c)(9).

(d)       With respect to each Company Plan, (i) the Company and its subsidiaries have complied, and are now in compliance, in all material respects, with the provisions of ERISA, the Code and all laws and regulations applicable to each such Company Plan, (ii) each Company Plan and Employment Agreement has been administered in all material respects in accordance with its terms, (iii) each Company Plan subject to the laws of any jurisdiction outside of the United States has been maintained in accordance with all applicable requirements and, if it is intended to qualify for special tax treatment, meets all requirements for such treatment, (iv) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and (v) there is not now, nor, to the knowledge of the Company, do any circumstances exist that could give rise to any Lien on the assets of the General Partner, the Company or any of their Subsidiaries under ERISA or the Code.

(e)       Section 3.09(e) of the Disclosure Letter sets forth a true and complete list of each Employee Benefit Plan that is a Multiemployer Plan. Neither the Seahorse Parties nor any of their respective ERISA Affiliates (i) maintains or contributes to, or has maintained or contributed to, any Company Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code or (ii) has incurred or reasonably expects to incur any material liability pursuant to Title I or Title IV of ERISA (including any Controlled Group Liability) or any material penalty, excise Tax or joint and several liability under the provisions of the Code or any foreign Law or regulation relating to employee benefit plans, whether contingent or otherwise. With respect to each Employee Benefit Plan that is a Multiemployer Plan: (i) if the Seahorse Parties or any of their respective Subsidiaries or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such Multiemployer Plan, no material liability to the Multiemployer Plan would be incurred as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA and (ii) none of the Seahorse Parties or any of their respective Subsidiaries, nor any of their respective ERISA Affiliates has received any notification, nor has any knowledge, that any such Multiemployer Plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated.

(f)        Neither the Seahorse Parties nor any of their respective Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069, 4204or 4212of ERISA.

(g)       There are no pending or, to the knowledge of the Company, threatened material claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists which may reasonably give rise to a claim or lawsuit against the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans which could reasonably be expected to result in any material liability of the Seahorse Parties or any of their respective Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Company Plan, any participant in a Company Plan, or any other party.

(h)       Each individual who renders services to the Seahorse Parties or any of their respective Subsidiaries who is classified by the Seahorse Parties or any of their respective Subsidiaries, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Plans) is properly so characterized.

(i)        No Company Plan is under audit or, to the knowledge of the Company, is, as of the date hereof, the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, nor, to the knowledge of the Company, is any such audit or investigation pending or threatened.

(j)        Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Seahorse Parties or any of their respective Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Seahorse Parties or any of their respective Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k)       To the knowledge of the Company, each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance with Section 409A of the Code and the regulations and guidance issued thereunder.

(l)        Neither the General Partner nor any of its Subsidiaries (other than the Company and its Subsidiaries) has, or have ever had, any employees, common law or otherwise; and, neither the General Partner nor any of its Subsidiaries (other than the Company and its Subsidiaries) maintains, sponsors or contributes to, or has ever maintained, sponsored or contributed to, or has, or have ever had, any liability or obligations under, any Employee Benefit Plan.

Section 3.10	Labor Matters.

(a)       Section 3.10(a) of the Disclosure Letter lists, as of the date hereof, any collective bargaining agreement, labor union contract, trade union agreement or foreign works council contract to which the Seahorse Parties or any of their respective Subsidiaries is a party to or bound by (each, a “Collective Bargaining Agreement”).

(b)       No labor organization or group of employees of the Seahorse Parties or any of their respective Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There is no pending or, to the knowledge of the Company, threatened organized labor strike, walkout, work stoppage, slowdown, demonstration, leafleting, picketing, boycott, work-to-rule campaign, sit-in, sick-out, union election, lock-out or, to the knowledge of the Company, governmental investigation or lockout with respect to employees of the Seahorse Parties or any of their respective Subsidiaries and no such strike, walkout, slowdown, demonstration, leafleting, picketing, boycott, work-to-rule campaign, sit-in, sick-out, union election, or governmental investigation, or lockout has occurred within the three-year period prior to the date hereof. No union grievance or labor arbitration demand or proceeding, or unfair labor practice charge or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed, is pending or, to the knowledge of the Company, has been threatened against the Seahorse Parties or any of their Subsidiaries, except as would not be material to any Seahorse Party or any Subsidiary of a Seahorse Party.

(c)       Neither the Seahorse Parties nor any of their respective Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to its current or former employees, officers or directors or employment practices.

(d)       The Seahorse Parties and each of their respective Subsidiaries are in compliance in all material respects with all applicable local, state, federal and foreign Laws relating to labor and employment, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages, the Worker Adjustment and Retraining Notification Act of 1988, as amended or any similar state or local laws, workers compensation, working conditions and occupational safety and health, family and medical leave and employee terminations and immigration. Each of the Seahorse Parties and each of their respective Subsidiaries is, and has been, in material compliance with any applicable Law that requires it to maintain a Form I-9 with copies of identification documents, for each employee for whom such a Form I-9 must be maintained. There are no material complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(e)       To the knowledge of the Company, no Key Employee has given, or has been given by any of the Seahorse Parties or any of their Subsidiaries, notice of an intent to terminate employment, directorship or other service relationship with any of Seahorse Parties or any of their respective Subsidiaries.

Section 3.11    Litigation; Investigations. Except as expressly disclosed in the Company SEC Reports filed prior to the date of this Agreement, as of the date of this Agreement, there is no claim, action, suit, proceeding, arbitration, mediation or governmental investigation pending or, to the knowledge of the Company, threatened against or relating to the Seahorse Parties or any of their Subsidiaries or any properties or assets of the Seahorse Parties or any of their Subsidiaries, other than any such claim, action, suit, proceeding, arbitration, mediation or governmental investigation that (i) does not involve (or is not reasonably expected to involve) an amount in controversy in excess of $75,000 and (ii) if resolved in accordance with plaintiffs’ demands, would not be or reasonably be expected to be material to the Seahorse Parties and their Subsidiaries, taken as a whole.

Section 3.12	Tax Matters.

(a)       The Company, the General Partner and each of their Subsidiaries have timely filed all Tax Returns which if properly prepared would reflect a material amount of Tax required to be filed by applicable Law by any of them and all such tax Returns are true, correct and complete in all material respects.

(b)       The Company, the General Partner and each of their Subsidiaries have timely paid or have caused to be timely paid all material amounts of Taxes required to be paid by any of them (whether or not shown as due and payable on any Tax Return), except with respect to any Taxes the amounts or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been established on the financial statements of the Company and its Subsidiaries.

(c)       The charges, accruals and reserves for material Taxes with respect to the Company and its Subsidiaries reflected on the most recent consolidated balance sheet of the Company in the Company SEC Reports filed prior to the date hereof are adequate under GAAP to cover the Tax liabilities accruing through the date thereof.

(d)       Section 3.12(d) of the Disclosure Letter sets forth the year through which the Company, the General Partner and each of their Subsidiaries has been audited with respect to its U.S. federal, state and local and foreign income and franchise Tax Returns. There is no action, suit, proceeding, investigation, audit, claim or assessment pending or threatened in writing against the Company, the General Partner or any of their Subsidiaries for any material deficiency in Taxes. There are no outstanding agreements in effect to extend the period of limitations for the assessment or collection of any material Tax for which the Company, the General Partner or any of their Subsidiaries may be liable (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business). There are no Liens for material amounts of Taxes on any of the assets of the Company, the General Partner or any of their Subsidiaries other than statutory Liens for Taxes not yet due and payable or Liens for Taxes that are being contested in good faith and for which adequate reserves in conformity with GAAP have been established on the financial statements of the Company and its Subsidiaries.

(e)       The Company, the General Partner and each of their Subsidiaries have withheld from payments to their employees, independent contractors, creditors, unitholders, partners, shareholders and any other applicable persons (and timely paid to the appropriate taxing authority) all material amounts of Tax required to be withheld and paid over pursuant to applicable U.S. federal, state and local and foreign Laws (including income, social security, and employment Tax withholding for all types of compensation).

(f)        There is no material obligation of the Company, the General Partner or any of their Subsidiaries to contribute to the payment of any Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person other than the Company, the General Partner or their Subsidiaries, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee, successor, by contract or otherwise (other than customary tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes).

(g)       None of the Company, the General Partner or any of their Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h)       Section 3.12(h) of the Disclosure Letter lists each foreign Subsidiary of the Company or the General Partner for which an election has been made pursuant to Section 7701 of the Code and regulations thereunder to be treated as other than its default classification for U.S. federal income Tax purposes, and except to the extent set forth on such schedule each foreign Subsidiary will be classified for U.S. federal income Tax purposes according to its default classification.

(i)        The Company qualifies and is treated as an “electing 1987 partnership” within the meaning of Section 7704(g)(2) of the Code and the Company is not an association taxable as a corporation for U.S. federal income Tax purposes. Since December 31, 1997, there has been no addition of a substantial new line of business with respect to the Company within the meaning of Section 7704(g)(2) of the Code and Treasury Regulation Section 1.7704-2(c) and (d). The Company has not, within the meaning of Section 7704(g)(4) of the Code, revoked its election and consent to the application of the Tax imposed by Section 7704(g)(3) of the Code.

(j)        Each of the Company, Cedar Fair, an Ohio general partnership (“Seahorse Ohio”), Boeckling, L.P., an Ohio limited partnership (“Boeckling”) and Knott’s Berry Farm, a California partnership (“KBF”), is and has always been properly treated as a partnership for U.S. federal income Tax purposes, and none of the Company, the General Partner or any of their Subsidiaries, nor, to the knowledge of the Company without inquiry, any other Person has taken any position on any Tax Return or in any proceeding with respect to Taxes which is inconsistent with such treatment. No Tax authority has challenged or threatened in writing to challenge the treatment of each of the Company, Seahorse Ohio, Boeckling or KBF as a partnership for U.S. or any state income or franchise Tax purposes. No Tax authority has challenged or threatened in writing to challenge (A) the treatment of the Company or Magnum Management Corporation, an Ohio corporation (“Magnum Management”), as a partner in Boeckling or KBF, (B) the treatment of the Company, Magnum Management or KBF, as a partner in Seahorse Ohio or (C) the treatment of the General Partner as a general partner of the Company, in each case for U.S. or any state income or franchise Tax purposes. Each of the Company, Seahorse Ohio, Boeckling and KBF has in effect an election under Section 754 of the Code.

(k)       For purposes of this Agreement, (i) “Tax” shall mean all taxes, charges, fees, levies, imposts, duties, and other similar assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, escheat, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge, together with any interest, penalties, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof, and (ii) “Tax Return” shall mean any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

Section 3.13    Compliance with Law; No Default. Neither the Seahorse Parties nor any of their Subsidiaries is or since December 31, 2006 has been in conflict with, in default with respect to or in violation of, nor received any written notice of violation of, any statute, law, ordinance, rule, code, regulation, order, writ, judgment, decree, stipulation, determination, award or requirement of a Governmental Entity or any board of fire underwriters (“Laws”) applicable to the Seahorse Parties or any of their Subsidiaries or by which any property or asset of the Seahorse Parties or any of their Subsidiaries is bound or affected which conflict, default or violation has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, certificates, approvals, registrations, variances, exemptions, orders and franchises from Governmental Entities required to own, lease and operate their properties and conduct their businesses as currently conducted (“Permits”) except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and there has occurred no violation of, suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements or default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment, suspension, revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit that has not been resolved, except as has not had or would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of all Permits, except as has not had or would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no action, demand or investigation by any Governmental Entity is pending or threatened alleging that the Company or any of its Subsidiaries is not in compliance with any Permit that is material to the Company’s or any of its Subsidiaries’ operations as presently conducted.

Section 3.14	Environmental Matters.

(a)       Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (1) each of the Company and its Subsidiaries (A) is, and for the past three (3) years has been, in compliance with all applicable Environmental Laws and (B) has received, maintains in good standing and is in compliance with all Permits required under Environmental Laws for the conduct of its business (“Environmental Permits”) and all such Environmental Permits are in full force and effect, and as of the date hereof, all material Environmental Permits are expected to be issued or reissued on a timely basis on such terms and conditions as are reasonably expected to enable the Company and its Subsidiaries to continue to conduct their operations in a manner substantially similar to the manner in which such operations are presently conducted; (2) neither the Company nor any of its Subsidiaries is currently the subject of any written Environmental Claim and as of the date hereof, no Environmental Claim is pending or, to the knowledge of the Company, threatened against either the Company or any of its Subsidiaries; (3) there is no existing violation, liability or investigation under Environmental Laws with respect to any properties or the business operated by the Company or any of its Subsidiaries; (4) neither the Company nor any of its Subsidiaries have assumed any liability of any other Person under Environmental Laws and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other Person has managed, used, stored, or disposed of Hazardous Materials on, at or beneath any properties currently owned, leased, or operated or, to the knowledge of the Company, previously owned, leased, or operated by the Company or any of its Subsidiaries in a manner reasonably likely to result in the Company or any of its Subsidiaries incurring any liability under any Environmental Law or Environmental Permit, and, to the knowledge of the Company, no Hazardous Materials are present at such properties, in circumstances that would reasonably be expected to form the basis for a material Environmental Claim against either the Company or any of its Subsidiaries; and (5) no properties currently or, to the knowledge of the Company, previously owned, leased or operated by either the Company or any of its Subsidiaries contain any landfills, surface impoundments, disposal areas, underground storage tanks, aboveground storage tanks, asbestos or asbestos-containing material, polychlorinated biphenyls, radioactive materials or other Hazardous Materials that would be reasonably expected to give rise to closure, remediation, removal or retirement costs or result in any Environmental Claim that could reasonably be expected to result in the Company or any of its Subsidiaries incurring, individually or in the aggregate, liabilities under Environmental Laws. To the knowledge of the Company, the Company has made available to Parent complete copies (or an accurate summary thereof) of all material compliance and site audits, reports, studies, assessments and results of investigations with respect to all currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries to the extent in the possession, custody or control of the Seahorse Parties.

(b)       No material Lien imposed by any Governmental Entity pursuant to any Environmental Law is currently outstanding on any property owned, or, to the knowledge of the Company, leased, and no material financial assurance obligation is in force as to any property leased or operated by either the Company or any of its Subsidiaries.

(c)	For purposes of this Agreement:

(i)        “Environment” means any air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, natural resources, and the sewer, septic and waste treatment, storage and disposal systems servicing real property or physical buildings or structures.

(ii)       “Environmental Claim” means any claim, cause of action, investigation or notice by any Person or any Governmental Entity alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (b) any violation of any Environmental Law.

(iii)      “Environmental Law” means any applicable Law (including common law) or any binding agreement, memorandum of understanding or commitment letter issued or entered by or with any Governmental Entity or Person relating to: (a) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (b) exposure of employees or third parties to any Hazardous Materials, (c) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (d) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials or (e) the presence of Hazardous Materials in any building, physical structure, product or fixture.

(iv)      “Hazardous Materials” means any material, substance or waste classified, characterized or otherwise regulated under any Environmental Law as “hazardous,” “toxic,” “radioactive,” “infectious,” and other “pollutant” or “contaminant,” including any constituent, chemical, raw material, product or by-product thereof, and including mold, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, insecticide, fungicide, rodenticide, pesticide, any other material, substance or waste, or is otherwise, due to its deleterious effect on the Environment, subject to regulation or gives rise to liability under any Environmental Law.

(v)       “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor Environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.

Section 3.15	Intellectual Property.

(a)       The Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, inventions and discoveries (whether or not patentable or reduced to practice), trademarks, trade names, trade dresses, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill symbolized thereby, copyrights, trade secrets and all other confidential or proprietary information and know-how, whether or not reduced to writing or any other tangible form, and other proprietary intellectual property rights and computer programs arising under the laws of the United States (including any state or territory), any other country or group of countries or any political subdivision of any of the foregoing, whether registered or unregistered (collectively, “Intellectual Property Rights”) used in and material to the business of the Company or any Subsidiary of the Company as of the date of this Agreement (the “Company Intellectual Property”).

(b)       Section 3.15(b) of the Disclosure Letter lists all registered Company Intellectual Property that is owned by the Company or any of its Subsidiaries.

(c)       All Intellectual Property Rights, whether registered or unregistered, owned by the Company or any of its Subsidiaries shall be referred to as the “Company Owned Intellectual Property”. No written claim by a third party of invalidity or conflicting ownership rights with respect to any Company Intellectual Property has been received by the Company since January 1, 2007 and no Company Owned Intellectual Property is the subject of any pending or, to the Company’s knowledge, threatened, action, suit, claim, investigation, arbitration, interference, opposition or other proceeding, petition to cancel, reexamination, reissue.

(d)       To the knowledge of the Company, no third party is infringing or misappropriating any of the Company Intellectual Property.

(e)       Since January 1, 2007, no Person has given written notice to the Company or any Subsidiary of the Company that (i) the use of any Company Intellectual Property by the Company, any Subsidiary of the Company or any licensee, or that any other activity by any of the foregoing, is or may be infringing or has or may have infringed any domestic or foreign registered patent, patent application, trademark, service mark, trade name, trade dress or copyright or design right or (ii) that the Company, any Subsidiary of the Company or any licensee has misappropriated or disclosed any trade secret, confidential information or know-how.

(f)        To the knowledge of the Company, the making, using, importation, offering for sale, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any method, process, machine, manufacture or product related to any Company Owned Intellectual Property does not (i) infringe any domestic or foreign registered patent, patent application, trademark, service mark, trade name, trade dress, copyright or other Intellectual Property Right of any third party and (ii) involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party of which the Company has knowledge.

(g)       To the knowledge of the Company, there exists no prior act or current use by the Company or any Subsidiary of the Company that would void or invalidate any Company Intellectual Property.

Section 3.16	Real Property.

(a)       Section 3.16(a)(i) of the Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company or any Subsidiary as of the date hereof (the “Owned Real Property”). With respect to each Owned Real Property, (i) either the Company or a Subsidiary of the Company has good and marketable title in fee simple to such Owned Real Property, free and clear of all Liens other than Permitted Liens, (ii) except as set forth on Section 3.16(a)(ii) of the Disclosure Letter, there are no outstanding contracts of sale or purchase, options or rights of first refusal or any other rights to acquire or sell any real property interests in favor of the Company or a Subsidiary or any other party in or to any such Owned Real Property or any portion thereof or interest therein, (iii) the Company has delivered to Parent true, correct and complete copies of all surveys and title policies (including exception documents) with respect to all Owned Real Properties which are material to the business currently conducted by the Company or any of its Subsidiaries in the Company’s possession and (iv) the Company has delivered to Parent true, correct and complete copies of all leases, subleases, licenses and other agreements under which the Company or a Subsidiary is the landlord, sublandlord or licensor, which affect the use and occupancy of any portion of such Owned Real Property, including all amendments and modifications thereto and renewals thereof and each of which has a current term expiring more than two (2) years after the date of this Agreement or an annual base rent obligation of more than $125,000 (collectively, “Company Leases”) all of which are set forth in Section 3.16(a)(iii) of the Disclosure Letter. There are no physical conditions or physical defects at any of the Owned Real Properties which have had or, to the knowledge of the Company, would be reasonably expected to have a material adverse effect on the operations of such Owned Real Properties as currently conducted thereon. Except as would not have or would not reasonably be expected to have a Material Adverse Effect, each such Company Lease is valid, binding and in full force and effect, subject to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles, and all rent and other sums and charges payable by the counterparties to the Company and its Subsidiaries as landlords, licensors or otherwise thereunder are current. Each Owned Real Property has all necessary utilities connections and supply (including sanitary and storm water sewer, drainage, electricity, steam and gas), ingress to and egress from such Owned Real Property with access to public roads or highways, directly or through easements, and on-site parking and signage rights sufficient for the operation of the Company’s and each of its Subsidiary’s business as presently conducted thereon in all material respects. To the knowledge of the Company, no uncured default on the part the tenant thereunder (and no event or condition which with the giving of notice or lapse of time, or both, which would constitute a default) exists under any such Company Leases. There is no pending, and to the knowledge of the Company there is no threatened, condemnation proceeding (or any consensual agreement in lieu thereof) or rezoning application or proceeding with respect to any of the Owned Real Properties which would or would reasonably be expected to adversely affect the operation of the Company’s and each of its Subsidiary’s business as currently conducted thereon in any material respect. To the knowledge of the Company, there are no zoning variances, exceptions and non-conforming uses (if any) affecting any of the Owned Real Properties which would be or would reasonably be expected to be adversely affected as a result of the consummation of the transactions herein.

(b)       Section 3.16(b) of the Disclosure Letter sets forth a true, correct and complete list of all leases, subleases, licenses and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”). The Company has delivered to Parent true, correct and complete copies of all such leases (including all modifications and amendments thereto and renewals thereof). Each Real Property Lease is valid, binding and in full force and effect, subject to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles, and has not been assigned or transferred, and all rent and other sums and charges payable by the Company or any of its Subsidiaries to the landlord or any counterparty thereunder are current and no uncured default of a material nature (and no event or condition which with the giving of notice or lapse of time, or both, would constitute such a default) on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord or any counter-party thereunder exists under any Real Property Lease. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property (“Leased Parcel”) which is subject to a Real Property Lease free and clear of all Liens, except for Permitted Liens. There are no physical conditions or defects at any of the Leased Parcels which have had or, to the knowledge of the Company, would be reasonably expected to have a material adverse effect on the operations of such Leased Parcel. Each Leased Parcel has all necessary utilities connections and supply (including sanitary and storm water sewer, drainage, electricity, steam and gas), ingress to and egress from the Leased Parcel with access to public roads or highways, directly or through easements, and on-site parking and signage rights sufficient for the operation of the Company’s and each of its Subsidiary’s business as currently conducted thereon in all material respects. Neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the knowledge of the Company there is no threatened, condemnation proceeding (or any consensual agreement in lieu thereof) or rezoning application or proceeding with respect to any Leased Parcel which would or would reasonably be expected to adversely affect the operation of the Company’s and each of its Subsidiary’s business as currently conducted thereon in any material respect. To the knowledge of the Company there are no zoning variances, exceptions and non-conforming uses (if any) affecting any of the Leased Parcels or Real Property Leases which would be or would reasonably expected to be adversely affected as a result of the consummation of the transactions herein.

(c)       With respect to the Great America Land Lease identified on Section 3.16(b) of the Disclosure Letter, neither the Company nor any Subsidiary has given any notice of non-renewal or termination thereunder and such lease has been automatically extended for a 10-year renewal term commencing January 1, 2010. The

Owned Real Property and Leased Parcels comprise all of the material real property used in the business of the Company and its Subsidiaries, as presently conducted.

Section 3.17	Material Contracts.

(a)       Except for any contract filed or incorporated by reference prior to the date of this Agreement as an exhibit to the Company’s Form 10-K filed in 2009 or a 2009 Form 10-Q or a 2009 current report on Form 8-K filed since the filing of the 2009 Form 10-K and prior to the date of this Agreement, Section 3.17(a) of the Disclosure Letter lists and the Company has made available to Parent true, correct and complete copies of (including all amendments or modifications to) each contract, agreement, commitment, arrangement, lease (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound, as of the date hereof, that, individually or together in a series of related instruments:

(i)        are required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act;

(ii)       contain covenants that limit in anything other than in a de minimis respect the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would restrict the ability of the Surviving Entity or any of its Affiliates or Subsidiaries) to compete in any business or with any person or in any geographic area, or to sell, supply or distribute any service or product or to acquire any Person;

(iii)      relates to the formation, creation, operation, management or control of any partnership or joint venture with a third party;

(iv)      relate to (A) indebtedness for borrowed money or the deferred purchase price of property or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $1,000,000;

(v)       entered into after December 31, 2006 or not yet consummated, that involve the acquisition, disposition or issuance, directly or indirectly (by merger or otherwise), of assets (including the purchase, sale or lease of real property) or capital stock or other equity interests of another Person or the Company or any of its Subsidiaries for aggregate consideration under such contract in excess of $1,000,000(other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory);

(vi)	involve any Derivative Transaction;

(vii)     (i) provide for aggregate payment or receipt by the Company and its Subsidiaries under such contract of more than $1,000,000 over the remaining term of such contract, other than supply, procurement, concessionaire and entertainment contracts entered into in the ordinary course, (ii) is a concessionaire contract which generated revenue of $1,000,000 or more since January 1, 2009 through the date hereof or (iii) is an entertainment contract which resulted in the incurrence of expenses in excess of $1,000,000 since January 1, 2009 through the date hereof;

(viii)    with respect to any acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect and, individually or in the aggregate, would reasonably be expected to result in payments by the Company or any of its Subsidiaries or the Surviving Entity in excess of $1,000,000;

(ix)      obligate the Company or any of its Subsidiaries to provide indemnification that would reasonably be expected to result in payments in excess of $1,000,000 other than ordinary course commercial agreements entered into consistent with past practice;

(x)       obligate the Company to make any capital commitment or expenditure (including pursuant to any development project or joint venture) outside of the Company’s capital expenditure budget as set forth on Section 3.17(a)(x) of the Disclosure Letter, in excess of $250,000 individually or $1,000,000 in the aggregate;

(xi)      that contain restrictions with respect to payment of dividends or any distribution in respect of the equity interests of the Company or any of its Subsidiaries;

(xii)     relate to any guarantee or assumption of other obligations or reimbursement of any maker of a letter of credit or obligate the Company or any of its Subsidiaries with respect to any of the foregoing;

(xiii)	is or relates to a Collective Bargaining Agreement; or

(xiv)    is a license agreement pursuant to which the Company or any of its subsidiaries is a party and licenses in Intellectual Property Rights or licenses out Intellectual Property Rights and which requires payments in excess of $250,000 per calendar year or is otherwise material to the Company and its Subsidiaries taken as a whole.

Each contract of the type described in clauses (i) through (xiv) above is referred to herein as a “Material Contract.”

(b)       Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company and any Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect and (ii) the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any other party, except in either case which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.18    Insurance. The Company and each of its Subsidiaries and properties is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries and self-insurance amounts, which together are customary in all material respects in terms, risks covered and coverage amounts for companies or properties of similar size in the industry and locales in which the Company and its Subsidiaries operate. Section 3.18 of the Disclosure Letter contains a list of all insurance policies in effect at the time of this Agreement. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy or (iii) no written notice of cancellation or termination has been received by the Company. There is no material claim pending under any such policies which has been denied or disputed by the insurer other than customary indications as to reservation of rights by insurers. As of the date of this Agreement, no policy limits for the Company and its Subsidiaries have been exhausted or materially reduced in the current year or in prior years for occurrence-based coverage, and there have been no gaps in coverage since November 30, 2004. At or before the Effective Time, at the request of Parent, the Company shall use commercially reasonable efforts to have such policies assigned to the Surviving Entity and otherwise reasonably cooperate with Parent with respect to insurance matters and to provide that, following the Effective Time, all payments of insurance proceeds or benefits relating to any claims under such scheduled policies shall be paid directly to the Surviving Entity.

Section 3.19    Company Related Party Transactions. To the knowledge of the Company, as of the date hereof, there are no material transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed material transactions, or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director, officer, partner, employee, Affiliate or Associate of the Company or any of its Subsidiaries or any Person who beneficially owns five percent (5%) or more of the LP Units (or any of such Person’s immediate family members or Affiliates) (other than Company Subsidiaries) (a “Company Related Party Transaction”), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.20    Opinions. Prior to the execution of this Agreement, each of the Company Financial Advisors has delivered to the Board of Directors its opinion to the effect that, as of the date thereof and based upon and subject to the exceptions and matters set forth therein, the Merger Consideration to be received by the Unitholders in the Merger is fair to the Unitholders from a financial point of view. A true, correct and complete copy of each opinion has been delivered to Parent. As of the date of this Agreement, neither opinion has been withdrawn, revoked, waived, amended, modified or supplemented in any respect.

Section 3.21    Required Vote of Company Unitholders. The affirmative vote for adoption of this Agreement by the Unitholders representing at least sixty-six and two-thirds percent (66-2/3%) of the outstanding LP Units on the record date for the Special Meeting to consider the approval of the Merger and the Conversion is the only vote of the holders of any class or series of the Company’s or the General Partner’s capital stock or other securities necessary for the approval of the Merger and the Conversion and for the consummation by the Company and the General Partner of the transactions contemplated hereby (the “Requisite Unitholder Vote”).

Section 3.22    Debt. As of the date hereof, none of the Seahorse Parties, nor any of their respective Subsidiaries, has any outstanding Indebtedness (as defined in Exhibit C) or any outstanding Funded Debt (as defined in Exhibit C) other than, in each case, under the Credit Agreement.

Section 3.23    General Partner. The General Partner was formed solely for the purpose of being the General Partner of the Company and has engaged in no activities other than acting solely as the General Partner of the Company.

ARTICLE IV

REPRESENTATIONS AND

WARRANTIES OF PARENT AND

MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.01    Organization and Qualification; Certificate of Incorporation; Bylaws. Each of Parent and Merger Sub is a duly organized and validly existing limited liability company or corporation in good standing under the Laws of the jurisdiction of its organization with all requisite limited liability company or corporate power and authority to own its properties and conduct its business as currently conducted. All of the issued and outstanding limited liability interests in Merger Sub are owned directly or indirectly by Parent.

Section 4.02    Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and ancillary hereto and as of the date hereof has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.03    Authority for this Agreement. Each of Parent and Merger Sub has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or limited liability company proceedings on the part of Parent and Merger Sub and no other corporate or limited liability company proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.04    Proxy Statement; Other Filings. None of the information supplied by or on behalf of Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in the Proxy Statement will, at the date of filing with the SEC, at the time the Proxy Statement is mailed and at the time of the Special Meeting, and none of the information supplied or to be supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in Other Filings, will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by or on behalf of the Company that is contained in any of the foregoing documents.

Section 4.05	Consents and Approvals; No Violation.

(a)       Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of the respective organizational documents of Parent or Merger Sub, (ii) assuming all consents, approvals and authorizations contemplated by clauses (i) through (vii) of subsection (b) below have been obtained and are effective, any applicable waiting periods have expired and all filings described in such clauses have been made, conflict with or violate any Law or (iii) violate or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval, or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of its or their respective properties or assets may be bound, except in the case of clauses (ii) and (iii), which would not prevent or materially delay the consummation of the transactions contemplated hereby.

(b)       The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the pre-merger notification requirements under the HSR Act, (ii) any filings, if required under the Investment Canada Act or Canada Competition Act, (iii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iv) the filing of the Certificate of Merger with the Delaware Secretary, (v) compliance with any applicable foreign or state securities or blue sky Laws, (vi) the rules of the New York Stock Exchange and (vii) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.06    Financing. Parent has delivered to the Company true, complete and correct copies of (a) executed commitment letters, dated as of the date hereof, among Parent, Merger Sub, Bank of America, N.A., JPMorgan Chase Bank, N.A., Barclays Bank PLC, UBS Loan Finance LLC, KeyBank National Association and the other parties party thereto (as the same may be amended or replaced and including any executed commitment letter (or similar agreement) for Alternate Financing, in each case, pursuant to Section 5.11(b), the “Debt Financing Commitments”), pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt financing set forth therein (including, if applicable, any debt financing obtained in accordance with Section 5.11(b) pursuant to the New Debt Commitment Letter, the “Debt Financing”) and (b) an executed equity commitment letter, dated as of the date hereof, among Apollo Investment Fund VII, L.P., Apollo Overseas Partners VII, L.P., Apollo Overseas Partners (Delaware) VII, L.P., Apollo Overseas Partners (Delaware 892) VII, L.P. and Apollo Investment Fund (PB) VII, L.P. (each, an “Equity Commitment Party”), and Parent (the “Equity Financing Commitment,” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which each Equity Commitment Party has committed, severally and not jointly and subject to the terms and conditions thereof, to invest an amount as set forth therein with respect to such Equity Commitment Party (the “Equity Financing,” and together with the Debt Financing, the “Financing”). As of the date of this Agreement, none of the Financing Commitments has been amended or modified, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded. As of the date of this Agreement, the Financing Commitments are in full force and effect. There are no conditions precedent related to the funding of the full amount of the Financing, other than as set forth in the Financing Commitments. All commitments and other fees required to be paid under any of the Financing Commitments prior to the date hereof have been paid. Neither Parent nor Merger Sub shall amend or modify any of the Financing Commitments between the date of this Agreement and the Effective Time unless such amendment or modification (a) does not adversely amend or expand upon the conditions precedent to the Financing as set forth in such Financing Commitment, (b) is not reasonably expected to delay or hinder the Closing and (c) does not reduce the aggregate amount of available Financing. Parent and Merger Sub have furnished to the Company copies of the Financing Commitments and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Financing Commitments will be sufficient for Parent and Merger Sub to pay the following (the “Required Amount”): (x) the Merger Consideration and Parent’s other payment obligations pursuant to Article II hereof or, alternatively, the Maximum Recovery Amount, (y) all amounts payable by the Company and any of its Subsidiaries in connection with the repayment of the amounts under the Credit Agreement and (z) all fees and expenses incurred by Parent or its Affiliates related to the foregoing.

Section 4.07    Ownership of Company Securities. As of the date hereof, neither Parent nor Merger Sub beneficially owns any LP Units or any options, warrants or other rights to acquire LP Units, and, except to the extent expressly contemplated by this Agreement, has no agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of any LP Units with any other Person who beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, LP Units.

Section 4.08    Brokers and other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.09    Other Matters. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors.

ARTICLE V

COVENANTS

Section 5.01    Conduct of Business of the Company. Except to the extent expressly required or permitted by this Agreement, as required by applicable Law or as set forth in Section 5.01 of the Disclosure Letter, during the period from the date of this Agreement until the earlier of the Effective Time or the date on which this Agreement is terminated pursuant to Section 7.01 (the “Interim Period”), (i) each of the Seahorse Parties will conduct and will cause each of its Subsidiaries to conduct its business and operations in all material respects in the ordinary course of business consistent with past practice and (ii) each of the Seahorse Parties will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees, and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Seahorse Parties or any of their Subsidiaries. Without limiting the generality of the foregoing and except to the extent otherwise expressly required or permitted by this Agreement, as required by applicable Law or as set forth on Section 5.01 of the Disclosure Letter, during the Interim Period, unless Parent otherwise consents (which consent, other than with respect to Sections 5.01(e), 5.01(f), 5.01(h) or 5.01(m) shall not be unreasonably withheld or delayed; provided, that the parties agree that in the event that the lenders under the Debt Financing Commitments do not provide their consent or otherwise object to any particular request, Parent’s withholding or delaying of its consent shall be deemed to be reasonable; provided, further, that Parent shall request that the lenders provide their consent to such action or inaction and provide them with any information that the Company requests be provided), each of the Seahorse Parties will not and will not permit any of their Subsidiaries to:

(a)       issue, sell, grant or pledge, or authorize or propose the issuance, sale, grant or pledge of, any Company Securities or Subsidiary Securities, or pay or make any commitment to pay any amounts directly or indirectly based (in whole or in part) on the price or value of LP Units, Depositary Units or other equity interests in the Seahorse Parties or any of their Subsidiaries other than for the issuance of LP Units and/or Depositary Units pursuant to the exercise of Options or the settlement of Phantom Units that are outstanding as of the date of this Agreement and in accordance with the existing terms thereof;

(b)       acquire or redeem, directly or indirectly, or amend the terms of any Company Securities or Subsidiary Securities except in connection with the use of LP Units and/or Depositary Units to pay the exercise price or Tax withholding obligation upon the exercise of an Option as presently permitted under any Option Plan of the Company;

(c)       split, combine, redenominate or reclassify any LP Units, Depositary Units or other equity interests or declare, set aside, make or pay any dividend or distribution (whether in cash, stock, units, partnership interests, property or otherwise) on any Company Securities or Subsidiary Securities;

(d)        (i) engage in or offer to make (including the granting of any option, right of first negotiation, right of first refusal or exclusivity) (collectively, “Offer”) any acquisition, by means of a merger or otherwise, of any business, assets or securities or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $50,000 or more individually (or payments in excess of $500,000 for all such acquisitions in the aggregate or receipt of consideration in excess of $500,000 for all such sales, leases, encumbrances and other dispositions in the aggregate), or enter into or engage in any Offer with respect to any lease, license or other occupancy or use agreement with respect to any real property providing for annual payments in excess of $50,000 individually or $500,000 in the aggregate, or, in each case, having a term in excess of one year, or (ii) enter into a contract that would be a Material Contract (if it existed as of the date hereof) or amend, renew, extend or terminate any Material Contract or grant any release or relinquishment of any material rights under any Material Contract;

(e)       except for borrowings under the Company’s existing Credit Agreement in the ordinary course of business and consistent with past practice (including in terms both of timing and amounts), incur, create, assume or otherwise become liable for or repay or prepay any indebtedness for borrowed money (including the issuance of any debt security), or amend, modify or refinance any existing indebtedness;

(f)        assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except wholly owned Subsidiaries of the Company;

(g)       other than in the ordinary course of business consistent with past practice, enter into (i) any intercompany loan or (ii) intercompany debt arrangements, or, in either case, modify or otherwise increase or decrease the balances thereof;

(h)       mortgage, pledge, hypothecate or otherwise encumber or restrict the use of any of its material assets (tangible or intangible), including Subsidiary Securities, or create, assume or suffer to exist any Liens thereupon except Permitted Liens;

(i)        make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company);

(j)        change any of the financial accounting methods, principles or practices used by it or any of the working capital policies applicable to the Company and its Subsidiaries, except to the extent required by Law or GAAP;

(k)       (i) make, change or revoke any material Tax election, unless an identical Tax election was made, changed or revoked during the preceding one-year period from the date hereof, (ii) settle or compromise any material claim or proceeding relating to Taxes, (iii) except as otherwise in the ordinary course of business consistent with past practice, execute or consent to any waivers extending the statutory period of limitations with respect to the collection of assessment of material Taxes, (iv) file any material amended Tax Return, (v) obtain any material Tax ruling or (vi) enter into a closing agreement with respect to material Taxes;

(l)        propose or adopt any amendments to the Limited Partnership Agreement or the certificates of incorporation, bylaws or other similar governing documents of the General Partner or any Subsidiary of the Company;

(m)       agree to grant or grant any stock-related or denominated, unit-related or denominated, cash-based performance or similar awards or bonuses or any other award that may be settled in LP Units, Depositary Units or other Company Securities or in Subsidiary Securities;

(n)       enter into, forgive, renew or amend in any respect any loans to employees, officers or directors or any of their respective Affiliates or Associates;

(o)       (i) enter into any new, or amend, terminate or renew any existing Employment Agreement with or for the benefit of any officers, directors or employees, or grant any increases in the compensation, perquisites or benefits to officers, directors, employees and consultants (other than (A) agreements that are entered into in the ordinary course of business consistent with past practice with new hire employees who are not officers or directors and whose annual compensation does not exceed $150,000, (B) increase in compensation, perquisites or benefits pursuant to the terms of a Collective Bargaining Agreement in effect on the date hereof with respect to employees subject to such Collective Bargaining Agreement and (C) normal reasonable increases in annual salary to Persons who are not Key Employees in the ordinary course of business consistent with past practice and that, in the aggregate, do not result in a material increase in the benefits or compensation expense of the Company or its Subsidiaries in excess of the prior fiscal year increase), (ii) accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees or consultants or (iii) hire or terminate (other than for cause) any employee, except in the ordinary course of business consistent with past practice;

(p)       make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under Employee Benefit Plans or agreements subject to Employee Benefit Plans or any other plan, agreement, contract or arrangement of the Company except to the extent required by Law, such Employee Benefit Plan or agreements, contracts or arrangements in effect prior to the date hereof or in accordance with the ordinary course consistent with past practice of the Company;

(q)       except to the extent required by applicable Law or in accordance with the terms of a Collective Bargaining Agreement in effect as of the date hereof, establish, adopt, amend or terminate any Employee Benefit Plan, including any employment, severance, consulting or other individual agreement, or establish, adopt or enter into any insurance, pension or other employee benefit plan or arrangement that would be considered an Employee Benefit Plan if it were in existence on the date of this Agreement;

(r)        except as required by Law, enter into, amend or extend any Collective Bargaining Agreement;

(s)       (i) make or agree to make any capital expenditure or expenditures (including in respect of any repair, alteration, restoration, renovation or rehabilitation of any Owned Real Property, Company Lease or Real Property Lease or any construction projects) or enter into any agreements or arrangements providing for any such capital expenditures,in each case other than those set forth in the Company’s capital expenditure budget as set forth on Section 5.01(s) of the Disclosure Letter or (ii) enter into any material new line of business outside of its existing business;

(t)        renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company and its Subsidiaries or the Surviving Entity and its Subsidiaries after the Effective Time;

(u)       compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice or that involve only the payment of monetary damages not in excess of $125,000 individually or $1,000,000 in the aggregate, in each case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries or any of its officers or directors;

(v)       except as may be required by applicable Law or the Limited Partnership Agreement or any comparable certificates of incorporation or bylaws or other similar governing documents of any of the Company’s Subsidiaries or the General Partner, convene any regular or special meeting (or any adjournment thereof) of the Unitholders other than the Special Meeting;

(w)      enter into any agreement or understanding or arrangement with respect to the voting or registration of the Company Securities or the Subsidiary Securities;

(x)       fail to keep in force material insurance policies or replacement or revised provisions providing insurance coverage with respect to any amusement parks, water parks or hotels and any other material assets, operations and activities of the Company and its Subsidiaries as is currently in effect;

(y)       merge or consolidate the Company or any of its Subsidiaries with any Person;

(z)       adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(aa)     enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Company Related Party Transaction; or

(bb)	authorize, commit or agree to take any of the foregoing actions.
Section 5.02	Solicitation.

(a)       Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (EST) on January 25, 2010 (the “Solicitation Period End-Date”), the Company and its Representatives shall have the right (acting under the direction of the Board of Directors) to: (i) initiate, solicit and encourage Acquisition Proposals, including by way of providing access to non-public information (subject to entering into an Acceptable Confidentiality Agreement with each recipient); provided, that the Company shall promptly (and in any event within twenty-four (24) hours) provide to Parent any non-public information concerning the Company or its Subsidiaries that is provided or made available to any Person given such access which was not previously provided or made available to Parent; and (ii) enter into and maintain discussions or negotiations with respect to Acquisition Proposals or any other proposals that could reasonably be expected to lead to an Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such requests, proposals, discussions or negotiations.

(b)       Subject to Section 5.02(c) and except with respect to any Person who made a bona fide written Acquisition Proposal received prior to the Solicitation Period End-Date with respect to which the requirements of Sections 5.02(c)(i) and 5.02(c)(iii) have been satisfied as of the Solicitation Period End-Date and thereafter continuously through the date of determination (any Person so submitting such Acquisition Proposal and continuously meeting such requirements, an “Excluded Party”), from the Solicitation Period End-Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Seahorse Parties shall not, and shall cause their respective Subsidiaries and Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any requests, proposals or offers that constitute or would reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate any such requests, proposals, offers, discussions or negotiations or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal, or except as expressly permitted by Section 5.02(e), effect a Change of Board Recommendation, or enter into any merger agreement, letter of intent, agreement in principle, unit purchase agreement, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement as set forth in, and if permitted pursuant to, the provisions of Section 5.02(c)) or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or resolve, propose or agree to do any of the foregoing. Except with respect to any Excluded Party, the Seahorse Parties shall immediately cease and cause their respective Subsidiaries and Representatives to terminate any solicitation, encouragement, discussion or negotiation or cooperation with or assistance or participation in, or facilitation of any such inquiries, proposals, discussions or negotiations with any Persons conducted theretofore by the Seahorse Parties, their respective Subsidiaries, or any of their respective Representatives with respect to any Acquisition Proposal and request and instruct to be returned or destroyed all non-public information provided by or on behalf of the Seahorse Parties or any of their respective Subsidiaries to such Person. Notwithstanding anything contained in Section 5.02 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement immediately at such time as such Acquisition Proposal made by such party is withdrawn, terminated, expires or at any time fails to satisfy the requirements of Sections 5.02(c)(i) and (iii). No party shall be an Excluded Party unless the Board of Directors determines that such party is an Excluded Party no later than the Solicitation Period End-Date.

(c)       Notwithstanding anything to the contrary contained in Section 5.02(b), if at any time following the date of this Agreement and prior to obtaining the Requisite Unitholder Vote (i) the Company has received a written Acquisition Proposal from a third party that the Board of Directors believes in good faith to be bona fide, (ii) such Acquisition Proposal did not result from a breach of this Section 5.02 and (iii) the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that the Company and the General Partner (x) will not, and will not allow its Subsidiaries or Representatives to, disclose any non-public information to such Person without first entering or having entered into an Acceptable Confidentiality Agreement with such Person and (y) will promptly (and in any event within twenty-four (24) hours) provide to Parent any non-public information concerning the Company or its Subsidiaries provided or made available to such other Person which was not previously made available to Parent. For the avoidance of doubt, prior to obtaining the Requisite Unitholder Vote, the Company shall in any event be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party for so long as such party remains an Excluded Party; and from and after obtaining the Requisite Unitholder Vote no person shall be an Excluded Party.

(d)       Within forty-eight (48) hours after the Solicitation Period End-Date, the Company shall notify Parent, in writing, of the identity of each Excluded Party, if any, and provide Parent a copy of each Acquisition Proposal received from each Excluded Party (or, where no such copy is available, a reasonably detailed written description of such Acquisition Proposal). From and after the Solicitation Period End-Date, the Company shall promptly (within twenty-four (24) hours) notify Parent in the event that the Company, its Subsidiaries or Representatives receives (i) any Acquisition Proposal or written or oral indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business or unrelated to an Acquisition Proposal or (iii) any receipt of an amendment or proposed amendment to any Acquisition Proposal. The Company shall notify Parent promptly (within twenty-four (24) hours) of the identity of such Person and provide a copy of such Acquisition Proposal, inquiry or request (or, where no such copy is available, a detailed written description of such Acquisition Proposal, inquiry or request), including any material modifications thereto or to any proposal made by an Excluded Party. Following the Solicitation Period End-Date, the Company shall keep Parent reasonably informed (orally and in writing) on a current basis (and in any event no later than within twenty-four (24) hours) of the occurrence of any material developments, discussions or negotiations or of any material modifications or proposed material modifications to any Acquisition Proposal, indication, inquiry or request (including the terms and conditions thereof and of any material modifications thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the foregoing, the Company shall promptly (within twenty-four (24) hours) notify Parent in writing if it determines to provide information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.02(c). The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement except for an Acceptable Confidentiality Agreement as permitted or required pursuant to Section 5.02, and neither the Company nor any of its Subsidiaries shall be party to any agreement that prohibits the Company from providing to Parent or Merger Sub any information provided or made available to any other Person pursuant to an Acceptable Confidentiality Agreement. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to enforce the provisions of any such agreement. The Company has not entered into any agreement prior to the date hereof, and will not enter into any agreement following the date hereof, that would prevent the Company from providing any information to Parent.

(e)       Notwithstanding anything in Section 5.02(b)(ii) to the contrary, if (i) an event, fact, circumstance, development or occurrence (an “Intervening Event”) that affects the business assets or operations of the Company that is unknown to the Board of Directors as of the date of this Agreement becomes known to the Board of Directors prior to obtaining the Requisite Unitholder Vote or (ii) the Company receives an Acquisition Proposal which the Board of Directors concludes in good faith, after consultation with outside legal counsel and its financial advisors, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent, the Board of Directors may at any time prior to obtaining the Requisite Unitholder Vote, if it determines in good faith, after consultation with outside legal counsel, that not taking such action would be inconsistent with the fiduciary duties of the Board of Directors to the Unitholders under applicable Law (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation (a “Change of Board Recommendation”), and (y) only in the case of the foregoing clause (ii), approve or recommend such Superior Proposal, and/or (z) only in the case of the foregoing clause (ii), terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal to the extent set forth in Section 7.01(i); provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (z), and any purported termination pursuant to the foregoing clause (z) shall be void and of no force or effect, unless at or concurrently with such termination the Company pays the Breakup Fee in full and otherwise complies with the provisions of Section 7.03(b)(iii); and provided, further, that the Board of Directors may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing clause (x), approve or recommend any Superior Proposal pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) unless (A), in the case of clauses (y) and (z), such Superior Proposal did not result from a breach by the Company of this Section 5.02 and (B) in the case of clauses (x), (y) and (z):

(i)        the Company shall have provided prior written notice to Parent of its intention to take any action contemplated in Section 5.02(e) at least four (4) calendar days (or at least two (2) Business Days, whichever is longer) in advance of taking such action (the “Notice Period”), which notice shall specify, as applicable, the details of such Intervening Event or the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of all of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the then-current form of the definitive agreements with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); and

(ii)       prior to effecting such Change of Board Recommendation, or, in the case of a Superior Proposal, approving or recommending such Superior Proposal or terminating this Agreement to enter into a proposed definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make adjustments in the terms and conditions of this Agreement.

In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 5.02(e) with respect to such new written notice. The Company agrees that any violation of this Section 5.02 by the General Partner or any Subsidiary or Representative of the General Partner or the Company shall be deemed a breach of this Section 5.02 by the Company.

(f)        Nothing contained in this Section 5.02 shall prohibit the Board of Directors from taking and disclosing to the Unitholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act (other than any disclosure of confidential information to third parties prohibited by Section 5.02(d)) (provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to its Unitholders in favor of the Merger and the Conversion shall be deemed to be a Change of Board Recommendation (including for purposes of Section 7.01(g)(i)).

(g)       The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and, at the request of Parent, their respective Affiliates) from any Takeover Laws of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby or otherwise cause any restrictions therein not to apply.

(h)       For purposes of this Agreement, (i) “Acquisition Proposal” means any inquiry, offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 15% of the consolidated assets of, equity interest in, or businesses of, the Company, the General Partner or the Company’s Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of partnership or membership units, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger, and (ii) “Superior Proposal” means any bona fide written Acquisition Proposal (except the references therein to “15%” shall be replaced by “50%”) made in writing that includes per LP Unit merger consideration that is greater than the Merger Consideration (including, in the case of non-cash consideration, a determination by the Board of Directors, in consultation with its financial advisors, that the per LP Unit merger consideration is greater than the Merger Consideration) and is on terms that the Board of Directors has determined in its good faith judgment (after consultation with the Company’s and the General Partner’s outside legal counsel and financial advisor and after taking into account all legal, financial (including the financing terms of such proposal), regulatory, timing and other aspects of the proposal as well as any modifications to this Agreement Parent and Merger Sub propose to make) are more favorable to the Unitholders from a financial point of view than this Agreement and which after taking into account all legal, financial (including the financing terms of such proposal), regulatory, timing and other aspects of the proposal (as well as any modifications to this Agreement that Parent and Merger Sub propose to make), is reasonably likely to be consummated.

Section 5.03	Access to Information.

(a)       Subject to applicable Law, from the date of this Agreement until the Effective Time, the Company will (i) give Parent and Merger Sub and take commercially reasonable efforts to cause their respective Representatives to have reasonable access (during regular business hours upon reasonable notice) to all employees, plants, offices, warehouses and other facilities and to all books, contracts, commitments and records (including Tax Returns) of the Company and its Subsidiaries and cause the Company’s and its Subsidiaries’ respective Representatives to provide reasonable access to such information as Parent or Merger Sub may reasonably request, (ii) permit Parent and Merger Sub to make such inspections as they may reasonably require, (iii) cause its officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request and (iv) make available to Parent and Merger Sub a copy of each report, schedule and other document filed or received by the Company or any of its Subsidiaries during such period pursuant to the requirements of the federal or state securities Laws; provided, that Parent and its Representatives shall conduct any such activities and make such requests in each case in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, further, that if providing such access or information would violate applicable Law or a contract or obligation of confidentiality owing to a third-party, the Company shall use commercially reasonable efforts to take those actions reasonably necessary so that the Company is able to provide such information to Parent as promptly as practicable.

(b)       The information obtained by Parent or Merger Sub pursuant to Section 5.03(a) shall be subject to the applicable provisions of the Confidentiality Agreement, except for disclosure to potential investors as required in connection with the Financing subject to customary confidentiality protections.

(c)       No investigation by any of the parties or their respective Representatives shall modify, nullify, amend or otherwise affect the representations, warranties, covenants or agreements of the other parties set forth herein.

Section 5.04    Unitholder Approval. As promptly as practicable following the date of this Agreement and unless this Agreement has been validly terminated pursuant to Section 7.01, the Company shall call the Special Meeting to be held as soon as reasonably practicable after the date of this Agreement (and in any event within twenty (20) Business Days after the mailing of the Proxy Statement); provided, that if at any time (when the Change of Control Waiver has not been obtained) it becomes known that the Special Meeting date has been scheduled for a date prior to the date that is expected to be the final date of the Marketing Period, then the Special Meeting shall be postponed (which may be on more than one occasion if applicable) to the date that is expected at such time to be the last day of the Marketing Period (without prejudice to the condition set forth in Section 6.02(e)) for the purpose of obtaining the Requisite Unitholder Vote in connection with this Agreement, the Merger and the Conversion; provided, however, that the Company may on one occasion postpone or adjourn the Special Meeting (i) to solicit additional proxies for the purpose of obtaining the Requisite Unitholder Vote, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Unitholders prior to the Special Meeting or (iv) if the Company has delivered the notice contemplated by Section 5.02(e) and the time periods contemplated by Section 5.02(e) have not expired; provided, further, that any such postponement or adjournment by the Company shall be for at least fifteen (15) Business Days (but in any event no later than the Outside Date and no longer than twenty-five (25) Business Days) unless otherwise agreed to in writing by Parent. Parent may request on one or, in the event of any of clauses (i)-(iii) above, more occasions that the Special Meeting be postponed or adjourned for up to fifteen (15)Business Days (but in any event no later than the Outside Date), in which event the Company shall, in each case, cause the Special Meeting to be postponed or adjourned in accordance with Parent’s request. In addition, if the Change of Control Waiver has not been obtained, Parent may request on any occasion that the Special Meeting be postponed or adjourned until the conclusion of the EBITDA Review Period, in which event the Company shall cause the Special Meeting to be postponed or adjourned in accordance with Parent’s request. Except in the event of a Change of Board Recommendation specifically permitted by Section 5.02(e) (a) the Proxy Statement shall include the Company Board Recommendation and (b) the Company shall use its reasonable best efforts to obtain from its Unitholders the Requisite Unitholder Vote in favor of the adoption of this Agreement required to consummate the transactions contemplated by this Agreement, including the Merger and the Conversion and, if applicable, the transfer of the GP Units to an entity selected by Parent as set forth in Section 1.06. Unless this Agreement is validly terminated in accordance with its terms pursuant to Article VII, the Company shall submit this Agreement to its Unitholders at the Special Meeting even if the Board of Directors shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected a Change of Board Recommendation or proposed or announced any intention to do so.

Section 5.05	Efforts; Consents and Governmental Approvals.

(a)       Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, and subject to Sections 5.05(b) through (d), each of the parties hereto agrees to use its reasonable best efforts to (i) obtain all necessary waivers, consents and approvals from other parties to Material Contracts (to which the Company is a party) and other material contracts (to which Parent or Merger Sub is a party), (ii) obtain, and cause (with respect to the Company) the Company’s and (with respect to Parent or Merger Sub) Parent’s and Merger Sub’s respective directors, officers, employees or Affiliates or other related Persons as may be so required to obtain, all material consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign Law or regulation as promptly as reasonably practicable after the date of this Agreement, (iii) prevent the entry, enactment or promulgation of any threatened or pending injunction or order that could materially adversely affect the ability of the parties hereto to consummate the transactions under this Agreement, (iv) lift or rescind any injunction or order that could materially adversely affect the ability of the parties hereto to consummate the transactions under this Agreement, (v) in the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the date of this Agreement, cooperate to defend vigorously against it and respond thereto and (vi) effect all necessary registrations and filings and submissions of information requested by any Governmental Entities. Each of Parent, Merger Sub and the Seahorse Parties shall promptly inform the other parties hereto of any oral, and provide copies of any written, communication with a Governmental Entity regarding any such filings or information. No party hereto shall independently participate in any meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which, at the request of any of the parties, shall be limited to outside counsel only).

(b)       Each of the Company, Parent and Merger Sub agree to make any required submissions under the HSR Act, the Investment Canada Act and the Canada Competition Act which the Company or Parent determines should be made, in each case, with respect to the Merger and the transactions contemplated hereby as promptly as reasonably practicable, but in no event later than ten (10) Business Days after the date hereof (in the case of the HSR Act), and to supply to the applicable Governmental Entities as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, the Investment Canada Act or the Canada Competition Act and use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable consistent with this Section 5.05 to cause the expiration or termination of the applicable waiting periods under the HSR Act, the Investment Canada Act and the Canada Competition Act (as applicable) as soon as practicable, and Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to other contracts or instruments (including loan agreements) material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain as expeditiously as practicable any such consents, permits, authorizations, approvals or waivers.

(c)       Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Merger or the Conversion, (i) without the prior written consent of Parent, none of the Seahorse Parties or any of their Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person, in each case other than immaterial amounts or commitments, and (ii) neither Parent nor Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation other than immaterial amounts, commitments or obligations.

(d)       The Company shall provide to Parent an accurate tally of votes cast in connection with this Agreement, the Merger and the transactions contemplated hereby, at least on a weekly basis following the mailing of the Proxy Statement and, in any event, on each of the seven calendar days immediately preceding any date for which any Special Meeting has been called.

(e)       Notwithstanding anything to the contrary contained in this Agreement, but without limiting Parent’s obligations with respect to the Debt Financing as set out in Section 5.11(b), nothing shall obligate Parent, Merger Sub or any of their respective Affiliates to take any action or agree to take or not take any action that would have a Material Adverse Effect; provided, that in any litigation concerning whether an action by Parent would have a Material Adverse Effect, Parent shall have the burden of proving that any such action would have a Material Adverse Effect.

Section 5.06	Indemnification and Insurance.

(a)       From and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Entity to, indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer or employee of the General Partner, the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director, officer or employee of such General Partner, Company or Subsidiary of the Company or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer or employee of the General Partner, Company or such Subsidiary or taken at the request of the General Partner, the Company or such Subsidiary (including in connection with serving at the request of the General Partner, the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under (A) or (B), at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the transactions contemplated in the Agreement), to the fullest extent permitted by applicable Law. Parent and Merger Sub agree to assume all obligations of the General Partner, Company and such Subsidiaries to the Indemnitees to indemnification, exculpation and advancement existing in favor of the Indemnitees as provided in the Limited Partnership Agreement, or the articles of organization, bylaws or similar constituent documents of any of the Company’s Subsidiaries, or in any indemnification agreement or arrangement, in each case, as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time after the consummation of the Merger and such obligations shall continue in full force and effect from and after the Closing.

(b)       Without limiting the foregoing, Parent, from and after the Effective Time, shall cause the Limited Partnership Agreement (or, in the event that the Surviving Entity changes its legal form pursuant to Section 5.14(g) or otherwise, the relevant governing documents of the Surviving Entity) of the Surviving Entity to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors, officers and employees and indemnification than are set forth as of the date of this Agreement in the Limited Partnership Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect in any material respect the rights thereunder of the Indemnitees. In addition, from and after the

Effective Time, Parent shall, and shall cause the Company and the Surviving Entity to, pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.06 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.06(b)) as incurred to the fullest extent set out in the Limited Partnership Agreement as of the date hereof, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(c)       The Company shall purchase on or prior to the Effective Time, and the Surviving Entity shall maintain with reputable and financially sound carriers, tail policies to the current directors’ and officers’ liability insurance and fiduciaries liability insurance policies, in each case, maintained on the date of this Agreement by the Company and its Subsidiaries, which tail policies and fiduciaries liability policies (i) shall be effective for a period from the Effective Time through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (ii) shall contain coverage that is at least as protective to the Persons covered by such existing policies (a complete and accurate copy of which has been made available to Parent). Notwithstanding the foregoing, if the coverage described above cannot be obtained or can only be obtained by paying aggregate premiums in excess of 300% of the aggregate annual amount currently paid by the Company for such coverage, the Surviving Entity shall only be required to provide as much coverage as can be obtained by paying aggregate premiums equal to 300% of the aggregate amount currently paid by the Company for such coverage.

(d)       This Section 5.06 shall survive the consummation of the Merger and continue in full force and effect and is intended to benefit, and shall be enforceable by each Indemnitee (notwithstanding that such Persons are not parties to this Agreement) and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnitee is entitled, whether pursuant to Law, contract or otherwise.

(e)       In the event that the Surviving Entity, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity or Parent or the properties and assets thereof, as the case may be, shall succeed to the obligations set forth in this Section 5.06. The obligations of Parent and the Surviving Entity under this Section 5.06 shall not be terminated or modified following the Effective Time in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.06 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification.

Section 5.07	Employee Matters.

(a)       Parent shall cause the Surviving Entity and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for those individuals employed by the Company or any of its Subsidiaries on a full-time permanent basis at the Effective Time other than those individuals covered by a Collective Bargaining Agreement (as to which the Surviving Entity shall comply with such Collective Bargaining Agreements, subject to the right to amend or terminate these agreements in accordance with their terms) (the “Current Employees”) compensation, severance and benefits provided under Company Plans which benefits are substantially comparable in the aggregate to the benefits maintained for and provided to Current Employees as a group immediately prior to the Effective Time (excluding, for this purpose, defined benefit pension benefits, retiree medical and equity-based compensation).

(b)       Parent will cause the Surviving Entity to cause service rendered by Current Employees of the Company and its Subsidiaries prior to the Effective Time to be taken into account for vesting, eligibility and benefits accrual purposes under any employee benefit plans of the Surviving Entity and its Subsidiaries which are made available to any Current Employee, to the same extent as such service was or is taken into account under the corresponding Company Plans; provided, however, that such recognition shall not result in a duplication of benefits with respect to the same period of service and shall not apply for purposes of benefit accrual under any defined benefit pension plan or for purposes of any newly implemented employee benefit plans for which service is not taken into account or with respect to employee benefit plans for which participant, service and/or benefit accrual is frozen. Current Employees shall not be subject to any pre-existing condition limitation under any health plan of Parent, the Surviving Entity or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Company Plan in which they participated prior to the Effective Time. Parent shall cause the Surviving Entity and its Subsidiaries to use commercially reasonable efforts to provide such Current Employees credit under such plans for co-payments made and deductibles satisfied prior to the Effective Time with respect to the year in which the Effective Time occurs.

(c)       No later than five (5) Business Days prior to its distribution, the Company and its Subsidiaries shall provide Parent and Merger Sub with a copy of any communication intended to be made to any of their respective employees relating to the transactions contemplated hereby, and will provide a reasonable opportunity for Parent and Merger Sub to review and suggest revisions to such communications.

(d)       Nothing in this Agreement, express or implied, shall affect the right of Parent (or, following the Effective Time, the Surviving Company and its Subsidiaries) to terminate the employment of its employees. Nothing in this Agreement shall be construed to grant any employee of any Company a right to continued

employment by, or to receive any payment or benefits from, any Company or Parent or their respective Subsidiaries or through any Employee Benefit Plan or other benefit plan. This Agreement shall not limit Parent’s or its Affiliates’ ability or right to amend or terminate any benefit or compensation plan or program of Parent or its Affiliates and nothing contained herein shall be construed as an amendment to or modification of any such plan. Nothing contained in this Agreement, express or implied, shall constitute an amendment to any Employee Benefit Plan or other benefit plan, create any third party beneficiary rights or inure to the benefit of or be enforceable by any employee of Parent, the Company or their respective Subsidiaries or of any entity or any Person representing the interest of any employees.

Section 5.08    Takeover Laws. The Company shall take all steps to exclude the applicability of, or to assist in any challenge to the validity or applicability to the Merger or any other transaction contemplated by this Agreement of, any Takeover Laws.

Section 5.09    Proxy Statement; Other Filings. As promptly as reasonably practicable (and in any event within fifteen (15) Business Days) after the date of this Agreement, (a) the Company shall prepare and file with the SEC, subject to the prior review, comment and approval of Parent (which approval shall not be unreasonably withheld or delayed), the Proxy Statement and (b) each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all Other Filings as required by the Exchange Act. Each of the Company and Parent shall obtain and furnish the information concerning itself and its Affiliates required to be included in the Proxy Statement and, to the extent applicable, the Other Filings. Parent shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall cause the Proxy Statement to be mailed to the Unitholders promptly after clearing comments received from the SEC (it being understood that it is intended that the Proxy Statement be mailed as soon as possible and without regard to other time periods under this Agreement); provided, that if the Change of Control Waiver has not been obtained at the time that the comments from the SEC have been cleared, then the Proxy Statement shall be mailed on the first date following the time at which the conditions set forth in Section 5.11(c)(A) and (B)(2)(x) shall have been satisfied but in any event not before February 1, 2010. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other party with copies of all correspondence between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent, which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings so that the Proxy

Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Unitholders, in each case, as promptly as reasonably practicable. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall include in such document or response appropriate and reasonable comments timely proposed by the other party.

Section 5.10    Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence or non-occurrence, to their respective knowledge, of any event, which is likely (a) to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate if made as of the Effective Time so that the Closing condition in Section 6.02(a) or 6.03(a), as applicable, would not be satisfied, (b) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder or (c) to result in the failure of any condition to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.

Section 5.11	Financing.

(a)       Prior to the Closing, the Seahorse Parties shall, and shall cause their Subsidiaries to, and use reasonable best efforts to cause their and their Subsidiaries’ respective Representatives to, provide to Parent and Merger Sub such cooperation reasonably requested by Parent that is necessary, proper, advisable or desirable in connection with the Debt Financing and the amendment to the Credit Agreement that permits the loans under the Credit Agreement to remain outstanding after the Effective Time on the terms contemplated by the Debt Financing Commitments (the “Amendment”), including (i) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies and assisting Parent in obtaining ratings as contemplated by the Debt Financing and the Amendment; (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing and the Amendment, including execution and delivery of customary representation letters in connection with bank information memoranda; provided, that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Entity reflecting the Surviving Entity and/or its Subsidiaries as the obligor; (iii) as promptly as reasonably practical, furnishing Parent and its Debt Financing sources with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent (including in connection with Parent’s preparation of pro forma financial statements), including financial statements, financial data, projections, audit reports and other information of the type required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering, and of type and form customarily included in private placements under Rule 144A, to consummate the offering(s) of debt securities contemplated by the Debt Financing Commitments, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made, or as otherwise reasonably required in connection with the Debt Financing and the transactions contemplated by this Agreement or as otherwise necessary in order to assist in receiving customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering(s) of debt securities contemplated by the Debt Financing Commitments (all such information in this clause (iii), the “Required Information”); (iv) using reasonable best efforts to obtain customary accountants’ comfort letters, appraisals, surveys, engineering reports, environmental and other inspections (including providing reasonable access to Parent and its agents to all Owned Real Property for such purposes; provided, that such access does not include the right to conduct any invasive soil or groundwater sampling without the Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed), title insurance and other documentation and items relating to the Debt Financing and the Amendment as reasonably requested by Parent and, if requested by Parent or Merger Sub, to cooperate with and assist Parent or Merger Sub in obtaining such documentation and items; (v) using its reasonable best efforts to provide monthly financial statements (excluding footnotes) within fifteen (15) days of the end of each month prior the Closing Date; (vi) executing and delivering, as of the Effective Time, a certificate of the Chief Financial Officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing and the Amendment and reasonably facilitating the pledging or the re-affirmation of the pledge of collateral (including cooperation in connection with the pay-off of existing indebtedness and the release of related Liens); (vii) taking commercially reasonable actions necessary to (A) permit the prospective lenders involved in the Debt Financing and the Amendment to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Effective Time and (B) assist Parent to establish or maintain, effective as of the Effective Time, bank and other accounts and blocked account agreements and lock box arrangements in connection with the Debt Financing and the Amendment; (viii) using reasonable best efforts to assist Parent to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which any Subsidiary of the Company is a party and to arrange discussions among Parent, Merger

Sub and their financing sources with other parties to material leases, encumbrances and contracts as of the Effective Time; (ix) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent that are necessary or customary to permit the consummation of the Amendment and the Debt Financing, including any high yield financing, and to permit the proceeds thereof, together with the cash at the Company and its Subsidiaries (not needed for other purposes), to be made available to the Company on the Closing Date to consummate the Merger; provided, that none of the Company or any of its Subsidiaries, or any of their respective officers, advisors or representatives shall incur any liability in connection with the Financing prior to the Effective Time; (x) executing the Amendment upon the written request of Parent, on or prior to the Effective Time (it being understood that no portion of the Amendment, other than the waiver of any default under section 9(k) of the Credit Agreement (change in control default) that may occur by virtue of the Requisite Unitholder Vote by the requisite lenders thereunder (the “Change of Control Waiver”), will become effective prior to the Effective Time) and (xi) using commercially reasonable efforts to assist Parent and Merger Sub to (1) deliver to the arrangers under the Debt Financing on or prior to January 11, 2010, a Confidential Information Memorandum for the Amendment and other customary marketing material to be used in connection with the syndication of the Amendment and (2) obtain a corporate family rating and ratings for the amended credit facilities from each of S&P and Moody’s by January 11, 2010. The Company will take reasonable best efforts to periodically update any such Required Information provided to Parent pursuant to clause (iii) of the foregoing sentence as may be necessary such that such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading. For the avoidance of doubt, Parent may, to most effectively access the financing markets, require the cooperation of the Company under this Section 5.11(a) at any time, and from time to time and on multiple occasions, between the date hereof and the Effective Time. In addition, the Company agrees that it will continuously supplement and keep current the Required Information and provide any supplements to Parent so that Parent may most effectively access the financing markets. The Company shall timely file Company SEC Reports with the SEC in accordance with Law. If the Effective Time does not occur, the Company, its Subsidiaries and their respective officers, advisors and Representatives shall be indemnified and held harmless by Parent for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing (other than to the extent such losses arise from the misconduct of the Company, any of its Subsidiaries or their respective officers, advisors and representatives) and any information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing and the Amendment; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries. All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent, Merger Sub or their respective officers, advisors or representatives shall be kept confidential in accordance with the Confidentiality Agreement. Notwithstanding the foregoing, the Company shall not be required in connection with the Amendment to make any payment to the lenders, arrangers or any other persons under the Credit Agreement prior to the Effective Time.

(b)       Parent and Merger Sub shall use their reasonable best efforts to complete the Equity Financing as part of the Closing and arrange the Debt Financing on the terms and conditions described in the Debt Financing Commitments in a timely manner (taking into account the expected timing of the Marketing Period) (provided, that Parent and Merger Sub may (i) amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitments as of the date of this Agreement (each on a non-exclusive basis until the Solicitation Period End-Date), or (ii) otherwise replace or amend the Debt Financing Commitments so long as such action would not reasonably be expected to delay or prevent the Closing and the terms are not materially less beneficial to Parent or Merger Sub, with respect to conditionality, than those in the Debt Financing Commitments as in effect on the date of this Agreement), including (1) using reasonable best efforts to (x) negotiate definitive agreements with respect thereto on the terms and conditions contained therein (including the flex provisions) or on other terms no less favorable to Parent and Merger Sub, (y) satisfy on a timely basis all conditions applicable to Parent and Merger Sub in such definitive agreements that are within its control and (z) upon the satisfaction of such conditions, to use its reasonable best efforts to cause the funding of the Debt Financing and (2) using reasonable best efforts to seek to enforce its rights under the Debt Financing Commitments. In the event that all conditions to the Financing Commitments (other than, with respect to the Debt Financing, the availability of Equity Financing) and all the conditions in Sections 6.01 and 6.02 have been satisfied, Parent shall use its reasonable best efforts to cause the lenders and other Persons to fund the Debt Financing and Equity Financing required to consummate the Merger on the Closing Date (including using reasonable best efforts in taking enforcement action to cause such lenders and other Persons to provide such financing). If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments or the Debt Financing Commitments shall be terminated or modified in a manner materially adverse to Parent or Merger Sub for any reason, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms no less favorable to Parent or Merger Sub as those contained in the Debt Financing Commitments and in an amount sufficient to fund the Required Amount (“Alternate Financing”) and to obtain and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as provided under the Debt Financing Commitments originally issued, to the extent needed to fund the Required Amount, and on terms and conditions (including economic terms, termination rights, flex provisions and funding conditions) no less favorable to Parent or Merger Sub than those included in the Debt Financing Commitments (the “New Debt Commitment Letter”). To the extent applicable, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and things necessary, proper or advisable to arrange promptly and consummate the Alternate Financing on the terms and conditions described in any New Debt Commitment Letter in a timely manner (taking into account the expected timing of the Marketing Period), including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no less favorable to Parent and Merger Sub, (ii) satisfy on a timely basis all conditions applicable to Parent or Merger Sub in such definitive agreements that are within their respective control and (iii) upon the satisfaction of such conditions, use their reasonable best efforts to cause the funding of such Alternate Financing. Parent shall keep the Company apprised of material developments relating to the Financing, and shall give the Company prompt notice of any material adverse change with respect to such Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two (2) Business Days, if at any time (i) any of the Financing Commitments shall expire or be terminated for any reason, or (ii) any financing source that is a party to any of the Financing Commitments notifies Parent or Merger Sub that such source no longer intends to provide financing on the terms set forth therein. Parent shall not, and shall not permit any of its affiliates to, without the prior written consent of the Company, take any action or enter into any transaction, including any merger, acquisition or joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to materially impair, delay or prevent the consummation of the Financing contemplated by any of the Financing Commitments. For purposes of this Agreement, “Marketing Period” shall mean the first period of thirty (30) consecutive calendar days after the Expected Date (1) throughout and at the end of which Parent shall have (and its financing sources shall have access to) the Required Information (it being understood that if at any time during the Marketing Period the Required Information becomes stale, ceases to comport with the SEC requirements for a registered public offering of debt securities or otherwise does not include the “Required Information,” as defined, then the Marketing Period shall not have occurred), (2) throughout and at the end of which the conditions set forth in Section 6.01 and Section 6.02 (other than those conditions that by their nature can only be satisfied at the Closing and other than the conditions in Section 6.02(e) and Section 6.02(f) and, in the event that the Change of Control Waiver has not been obtained, other than the condition in Section 6.01(a)) shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.01 and Section 6.02 to fail to be satisfied assuming the Closing were to be scheduled for any time during such thirty (30) consecutive calendar day period and (3) in no event shall the Marketing Period include any day prior to January 9, 2010; provided, that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated; provided, further, that in the event the condition set forth in Section 6.01(a) is not satisfied by the end of the Marketing Period, the Marketing Period shall automatically be extended until the first to occur of (i) the satisfaction of the condition set forth in Section 6.01(a) and (ii) the Outside Date.

(c)       For purposes of this Agreement, the “Expected Date” shall mean the latest to occur of (A) the date Parent and its financing sources have received from the

Company the Required Information with respect to the Marketing Period and (B) (1) in the event the Change of Control Waiver has been obtained on or prior to January 31, 2010, the first Business Day following the date on which the conditions set forth in Section 6.01 and Section 6.02 have been satisfied (other than conditions that by their nature can only be satisfied at the Closing and other than the conditions in Section 6.02(e) and Section 6.02(f)) and (2) in the event the Change of Control Waiver has not been obtained on or prior to January 31, 2010, the later to occur of (x) the first Business Day following the date on which the conditions set forth in Section 6.01 and Section 6.02 have been satisfied (other than conditions that by their nature can only be satisfied at the Closing and other than the conditions in Section 6.01(a), Section 6.02(e) and Section 6.02(f)) and (y) the date the Proxy Statement is first mailed to the Unitholders.

(d)       Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub may enter discussions regarding, and may enter into arrangements and agreements relating to the financing to add other equity providers, so long as in respect of any such arrangements and agreements, the following conditions are met: (i) the aggregate amount of the Equity Financing is not reduced, (ii) the arrangements and agreements, in the aggregate, would not be reasonably likely to delay or prevent the Closing and (iii) the arrangements and agreements would not diminish or release the pre-Closing obligations of the parties to the Equity Financing Commitment, adversely affect the rights of Parent to enforce its rights against the other parties to the Equity Financing Commitment or otherwise constitute a waiver or reduction of Parent's rights under the Equity Financing Commitment.

(e)       The Seahorse Parties shall take all actions so as not to allow any payment default to occur under the Credit Agreement.

(f)        The Seahorse Parties shall not terminate any commitment under the Credit Agreement.

(g)       The Company shall deliver to Parent as soon as reasonably practicable (and in any event no later than the earlier of (A) the date the Company files with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and (B) March 1, 2010), (i) a calculation of EBITDA (as defined in Exhibit A hereto) for the Company and its Subsidiaries for the four (4) fiscal quarters ending December 31, 2009 (the “Calculation”) and (ii) a certificate signed on behalf of each of the General Partner and the Company by the Chief Executive Officer and the Chief Financial Officer thereof certifying the Calculation (the “EBITDA Certificate”). Without prejudice to Section 5.03, the Company shall, concurrently with and following the provision of the EBITDA Certificate, provide Parent, Merger Sub and their Representatives with all financial and operating data and other information of the Company and its Subsidiaries and reasonable access to all available information, employees, books, contracts, commitments and records to enable Parent, Merger Sub and their respective Representatives to evaluate the accuracy of the Calculation for not less than thirty (30) calendar days (or a shorter period if Parent advises the Company sooner that it has completed its review of the Calculation) or longer in the event that reasonable access is not provided to Parent, Merger Sub and their Representatives (the “EBITDA Review Period”).

(h)       The Seahorse Parties agree that they will not amend, modify, terminate or take any action with respect to the ISDA Master Agreement Amendments, dated as of the date hereof, by and between the Company, Canada’s Wonderland Company and Keybank National association and the related swap documents (the “Swap Amendment Agreement”), without the written consent of Parent. In addition, the Seahorse Parties shall take such actions in respect of the Swap Amendment Agreement as are requested by Parent provided that such actions are effective contemporaneous with the Merger.

Section 5.12    Subsequent Filings. Until the Effective Time, the Company will timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly make available to Parent (and provide Parent with drafts prior to filing) copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with GAAP applied on a consistent basis (except to the extent indicated in the notes thereto) and shall fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.

Section 5.13    Press Releases. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except to the extent such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange, in which case the party required to make the release or announcement shall provide each other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 5.14	Certain Tax Matters.

(a)       For U.S. federal income Tax purposes, Parent, Merger Sub and the Seahorse Parties agree to treat, or caused to be treated, the Merger and the transactions contemplated by Section 1.06 hereof as an acquisition by Parent of all of the LP Units and GP Units in accordance with Internal Revenue Service Ruling 99-6, 1999-1 C.B. 432 (Situation 2); provided, that immediately following the cancellation of any LP Units owned by any direct or indirect wholly owned subsidiary of the Company pursuant to

Section 1.06(x) immediately following the Effective Time, all of the LP Units and GP Units are owned by Parent either directly or indirectly through one or more entities treated as disregarded entities for U.S. federal income Tax purposes.

(b)       The Company and the General Partner shall provide to Parent for its review and comment copies of income and franchise Tax Returns of the Company, the General Partner and any of their Subsidiaries that are to be filed on or prior to the Effective Time at least thirty (30) days prior to the due date of such Tax Returns (including applicable extensions).

(c)       The Company shall not, within the meaning of Section 7704(g)(4) of the Code, revoke its election and consent to the application of the Tax imposed by Section 7704(g)(3) of the Code. The Company agrees not to add (or cause or permit to be added) any substantial new line of business with respect to the Company within the meaning of Section 7704(g)(2) of the Code and Treasury Regulation Section 1.7704-2(c) and (d) or take or cause to be taken (or fail to take or cause to be taken) any other action that could reasonably be expected to cause the Company to fail to qualify as an “electing 1987 partnership” within the meaning of Section 7704(g)(2) of the Code.

(d)       At the Effective Time, each of the Company, Boeckling, KBF and, unless the Dissolution is consummated as contemplated by Section 5.14(g), Seahorse Ohio will have in effect an election under Section 754 of the Code.

(e)       Any liability arising out of any transfer Tax with respect to any property owned directly or indirectly by the Seahorse Parties or any of their Subsidiaries immediately prior to the Merger, if applicable and due in connection with or by reason of the consummation of the Merger or Conversion, shall be borne by the Surviving Entity or Parent and expressly shall not be a liability of the former holders of partnership (or limited liability company) interests in the Company.

(f)        The Company shall, and shall cause its Affiliates, officers, employees, agents and representatives to cooperate with Parent, its Affiliates, officers, employees, agents and representatives with respect to any valuation prior to Closing of the Company, its Subsidiaries or its other assets and liabilities in connection with the Merger.

(g)       At Parent’s request, each of the Seahorse Parties shall use commercially reasonable efforts to (i) cause Seahorse Ohio to be liquidated and dissolved prior to the Closing (the “Dissolution”) (which commercially reasonable efforts, for the avoidance of doubt, shall not include (1) filing a statement of dissolution for Seahorse Ohio under Ohio Law if Ohio Law provides another means of effectively liquidating and dissolving Seahorse Ohio prior to the Closing or (2) otherwise taking any irreversible action of significance prior to the Closing) and/or (ii) cause the Company to be converted into a limited liability company under the laws of the State of Delaware in accordance with the DRULPA and DLLCA effective immediately prior to the Closing having such limited liability company agreement and other organizational documents as determined by Parent and, at the request of the Company, containing language to the effect set forth in Schedule 5.14(g)(ii) (and the General Partner hereby agrees to such inclusion, if applicable) (the “Conversion”) unless (in the case of clause (ii)), the Company receives written advice (and provides a copy to Parent) of a nationally recognized law or accounting firm (which advice and firm are reasonably acceptable to Parent) that the consummation of the Conversion would result in a significant adverse effect as a result of any change in law or in any administrative interpretation thereof occurring after the date hereof to the holders of partnership or other equity interests in the Company; provided, that (w) such efforts shall not require the consummation of either the Dissolution or the Conversion prior to the satisfaction or waiver of all of the conditions to the parties’ obligations to effect the Merger, (x) the consummation of either the Dissolution or the Conversion shall not be a condition to, or result in any delay in the consummation of, the Closing and (y) the consummation of the Dissolution shall not adversely affect (other than in any immaterial respects), the holders of partnership or other equity interests in the Company; provided, further, that the Company shall not be required to incur out of pocket expenses in excess of $2,000,000 to effect the Dissolution unless Parent agrees to reimburse the Company for such excess.

(h)       The Surviving Entity shall in good faith (i) allocate the Merger Consideration and the amount of any liabilities of the Company and its Subsidiaries that would be included in “amount realized” for U.S. federal, state and local income Tax purposes to the assets of the Company and its relevant Subsidiaries in a manner consistent with (x) applicable Law and (y) the appraised values of the assets of the Company and its Subsidiaries as of the Closing Date, as determined pursuant to appraisals performed by a nationally recognized valuation firm on the basis of reasonable assumptions and employing reasonable methodology, it being understood that Parent and the Company shall use commercially reasonable efforts to agree on the identity of the such valuation firm and the scope of such appraisals prior to the Closing; and (ii) prepare and file all income Tax Returns of the Company for all taxable periods ending on or before the Closing Date and prepare and provide Schedules K-1 (and any state and local equivalents) to the former holders of partnership (or limited liability company) interests in the Company, in each case in a manner consistent with past practice and in accordance with applicable Law. The Surviving Entity shall engage the nationally recognized accounting firms that have historically prepared the income Tax Returns of the Company to prepare the income Tax Returns and Schedules K-1 described in clause (ii) of the preceding sentence (to the extent they are willing to act on reasonable terms). Following the Effective Time, no amended Tax Return shall be filed in respect of the Company or any of its Subsidiaries for a taxable period ending on or before the Closing Date in a manner that would adversely affect the former holders of partnership or other equity interests in the Company except as required by applicable Law, a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law) or a good faith resolution of a tax contest.

(i)        Following the Closing, the Surviving Entity shall (i) prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the General Partner for all taxable periods (whether ending on, prior to or after the Closing Date) and (ii) pay any Taxes owed by the General Partner as shown due on such Tax Returns or resulting from any claim, examination, audit or proceeding with respect to such Tax Returns (but only to the extent the amount of such Taxes owed by the General Partner does not exceed $100,000).

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)       Unitholder Approval. This Agreement shall have been duly adopted by the Requisite Unitholder Vote.

(b)       No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or the other transactions contemplated hereby.

(c)       Regulatory Approvals. All authorizations, approvals, consents, or expirations of applicable waiting periods required to be obtained under any domestic or foreign antitrust, competition, investment, trade regulation, or similar laws, including the HSR Act, shall have been obtained or occurred, except where the failure to obtain such authorizations, approvals or consents would not be illegal or would not have or reasonably be expected to have a Material Adverse Effect.

Section 6.02    Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a)       Representations and Warranties. (i) The representations and warranties of the Seahorse Parties contained in Section 3.01 (Organization and Qualification), Section 3.02 (Capitalization), Section 3.03 (Authority for this Agreement; Board Action), Section 3.06(b) (Absence of Certain Changes), Section 3.08 (Brokers; Certain Expenses), Section 3.20 (Opinions) and Section 3.21 (Required Vote of Company Unitholders) shall be true and correct in all respects and (ii) the remaining representations and warranties of the Seahorse Parties contained in Article III shall be true and correct in all respects (in each case read for purposes of this Section 6.02(a) without any materiality, material or Material Adverse Effect qualifications contained therein), in each case of clauses (i)-(ii) above, as of the date of this Agreement and as of the Closing Date as though made as of such date (unless such representations and warranties expressly relate to an earlier date in which case only as of such earlier date), except, in the case of clause (ii) only, where the failure of any such representation or warranty to be so true and correct would not (A) have or reasonably be expected to have a Material Adverse Effect or (B) reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

(b)       Performance of Obligations of the Company. Each of the Company and the General Partner shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)       Absence of a Material Adverse Effect. Since the date of this Agreement there shall not have been any event, change, effect, development, condition or occurrence that has had, individually or in the aggregate, a Material Adverse Effect.

(d)       Officers Certificate. Parent shall have received a certificate signed on behalf of each of the General Partner and the Company by the Chief Executive Officer or the Chief Financial Officer thereof certifying as to the matters set forth in Sections 6.02(a), 6.02(b) and 6.02(c).

(e)       Marketing Period. The Marketing Period shall have occurred and been completed.

(f)        Minimum EBITDA. (i) EBITDA (as defined in Exhibit A hereto) for the Company and its Subsidiaries for the four (4) fiscal quarters ending December 31, 2009 shall not be less than $311,800,000 (the “Minimum EBITDA Number”), (ii) Parent shall have received a certificate signed on behalf of each of the General Partner and the Company by the Chief Executive Officer and the Chief Financial Officer thereof certifying to the matters set forth in clause (i) of this Section 6.02(f) and (iii) the EBITDA Review Period shall have lapsed. Without prejudice to the foregoing conditions, the parties agree that EBITDA (as defined in Exhibit A hereto) for the Company and its Subsidiaries for the three (3) fiscal quarters ended September 27, 2009, was $312,600,000 based exclusively on, and assuming the accuracy of, the information contained in or used to prepare the unaudited financial statements of the Company filed with the SEC prior to the date hereof (it being understood that if such information is inaccurate or incomplete or there is otherwise any change in such information then EBITDA for such three (3) fiscal quarter period may be different).

(g)       Debt Amount. (i) As of the Closing Date neither the Seahorse Parties, nor any of their respective Subsidiaries, shall have any outstanding Indebtedness (as defined in Exhibit C) or any outstanding Funded Debt (as defined in Exhibit C) other than, in each case, under the Credit Agreement as in effect on the date hereof and (ii) Parent shall have received a certificate signed on behalf of each of the General Partner and the Company by the Chief Executive Officer and the Chief Financial Officer thereof certifying to the matters set forth in clause (i) of this Section 6.02(g).

(h)       No Default. No payment default shall have occurred (whether or not cured) under the Credit Agreement and no commitment shall have been terminated under the Credit Agreement.

Section 6.03    Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)       Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Article IV shall be true and correct in all respects (in each case read for purposes of this Section 6.03(a) without any materiality or material qualifications contained therein) as of the date of this Agreement and as of the Closing Date as though made as of such date (unless such representations and warranties expressly relate to an earlier date in which case only as of such earlier date), except where the failure of any such representation or warranty to be so true and correct would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, that if Parent and Merger Sub are ready, able and willing to complete the Closing by the Outside Date, this condition shall be deemed to be satisfied.

(b)       Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time; provided, that if Parent and Merger Sub are ready, able and willing to complete the Closing by the Outside Date, this condition shall be deemed to be satisfied.

(c)       Officers Certificate. The Company shall have received a certificate signed on behalf of Parent by a duly authorized officer certifying as to the matters set forth in Sections 6.03(a) and 6.03(b).

ARTICLE VII

TERMINATION; AMENDMENT; WAIVER

Section 7.01    Termination. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the Requisite

Unitholder Vote) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a)	by mutual written consent of the Company and Parent;

(b)       by either the Company or Parent, if (i) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable or (ii) any Governmental Entity shall have finally and non-appealably declined to grant any of the approvals of any Governmental Entity, the receipt of which is necessary to satisfy the condition set forth in Section 6.01(c); provided, that in order for a party to seek to terminate this Agreement pursuant to this Section 7.01(b) it must have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action pursuant to and otherwise in compliance with Section 5.05;

(c)       by either the Company or Parent, if the Merger shall not have been consummated on or before May 10, 2010 (such date, the “Outside Date”) unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement;

(d)       by either the Company or Parent, if the Special Meeting shall have been convened and a vote to approve this Agreement shall have been taken thereat and the approval of this Agreement by the Requisite Unitholder Vote shall not have been obtained;

(e)       by the Company, if there shall have been a breach of any of the covenants or agreements or a failure to be true of any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub which breach or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 6.03(a) or 6.03(b), as the case may be, and which is not cured by the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(f)        by Parent, if (A) there shall have been a breach of any of the covenants or agreements or a failure to be true of any of the representations or warranties set forth in this Agreement on the part of the Company (except the covenants and agreements in Sections 5.02), which breach or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of any condition set forth in Article VI, as the case may be, and which is not cured within the earlier of (i) the Outside Date and (ii) thirty (30) days following written notice to the

Company; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(f) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or (B) there shall have been a breach of any of the covenants or agreements in Section 5.02 (whether or not material) which breach, other than any breach of Section 5.02(b), if curable by the Company, shall not have been fully cured by the Company within seven (7) calendar days following written notice to the Company;

(g)       by Parent, if (i) a Change of Board Recommendation shall have occurred, (ii) the Company or the Board of Directors (or any committee thereof) shall (A) approve, adopt or recommend any Acquisition Proposal or (B) approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal, (iii) within three (3) Business Days of a written request by Parent for the Company to reaffirm the Company Board Recommendation following the date any Acquisition Proposal or any material modification thereto is first published or sent or given to the Unitholders, the Company fails to issue a press release that reaffirms the Company Board Recommendation; provided, that Parent shall not be permitted to make such request on more than two (2) occasions unless after making such requests a new Acquisition Proposal or any material modification to an existing Acquisition Proposal is made, (iv) the Company shall have failed to include in the Proxy Statement distributed to Unitholders the Company Board Recommendation or (v) the Company or the Board of Directors (or any committee thereof) shall authorize or publicly propose any of the foregoing;

(h)       by the Company if all the closing conditions contained in Sections 6.01 and 6.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.01 and Section 6.02 to fail to be satisfied and Parent fails to complete the Closing within two (2) Business Days following the date the Closing should have occurred pursuant to Section 1.02 and the Company stood ready, willing and able to consummate during such period;

(i)        by the Company at any time prior to receipt of the Requisite Unitholder Vote, in accordance with, and subject to the terms and conditions of, clause (z) of Section 5.02(e); provided, that the Company shall comply with its obligations under Section 7.03(b)(iii) and substantially concurrently with such termination enter into the Alternative Acquisition Agreement;

(j)        by Parent if, since the date of this Agreement there shall have been a Material Adverse Effect; or

(k)       by Parent, (i) if the Company does not deliver the EBITDA Certificate to Parent by the date required in Section 5.11(g), at any time within thirty (30) calendar days after such date or (ii) at any time within thirty (30) calendar days after receipt of the EBITDA Certificate if the EBITDA Certificate states that EBITDA (as defined in Exhibit A hereto) is less than the Minimum EBITDA Number.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h), (i) or (j) of this Section 7.01 shall give written notice of such termination, including a description in reasonable detail of the reasons for such termination, to the other party in accordance with Section 8.05, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 7.02    Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.01, this Agreement, except for the applicable provisions of Section 5.03(b), this Section 7.02, or Sections 7.03, 7.04, 7.06, Article VIII and Exhibit B hereto, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, or stockholders (or holders of other equity interests).

Section 7.03	Fees and Expenses.

(a)       Whether or not the Merger is consummated, except to the extent otherwise specifically provided herein, all costs and Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and Expenses.

(b)	Notwithstanding the foregoing:

(i)        If (I) (A) either Parent or the Company terminates this Agreement pursuant to Section 7.01(c) or Section 7.01(d) or (B) Parent terminates this Agreement pursuant to Section 7.01(f) or Section 7.01(k)(i) and (II) within twelve (12) months after such termination, the Company enters into an agreement in respect of, or consummates any Acquisition Proposal, then the Company shall pay to Parent (or as otherwise directed by Parent) the Breakup Fee, by wire transfer of same day funds, simultaneously with the entry into an agreement in respect of the Acquisition Proposal, or, if earlier, consummation of such an Acquisition Proposal, as the case may be; provided that for purposes of this Section 7.03, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.02(h)(i), except that the references to “at least 15%” shall be deemed to be references to “more than 40%”.

(ii)       If the Company terminates this Agreement (A) pursuant to Section 7.01(e) and at such time the conditions set forth in Section 6.01 and 6.02 have been satisfied or (B) pursuant to Section 7.01(h), and in each case, the Company has not breached in any respect, or, if breached but curable, failed to fully cure within seven (7) calendar days of such breach, in each case, any provision of Section 5.02, Section 5.04, Section 5.09 or Section 5.11, then Parent and Merger Sub, collectively shall pay the Maximum Recovery Amount to the

Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of same day funds. For the avoidance of doubt, each of the Seahorse Parties acknowledges and agrees that any breach by any of the Seahorse Parties of Section 5.02(b), Section 5.04 (with respect to the date for the Special Meeting) or Section 5.09 (with respect to the dates for filing or mailing the Proxy Statement), is incapable of cure.

(iii)      If (A) Parent terminates this Agreement pursuant to Section 7.01(g) or (B) the Company terminates this Agreement pursuant to Section 7.01(i), then the Company shall pay to Parent (or as otherwise directed by Parent) either simultaneously with (in the case of termination by the Company in accordance with subclause (B) of this Section 7.03(b)(iii)) or within two (2) Business Days after such termination (in the case of such termination by Parent in accordance with subclause (A) of this Section 7.03(b)(iii)), the Breakup Fee; provided, that if Parent is entitled to the Breakup Fee pursuant to subclause (A) of this Section 7.03(b)(iii) and the Company reasonably determines in good faith that the Company’s Consolidated Leverage Ratio (as such term is defined in the Credit Agreement) would be greater than 5.0 after giving pro forma effect to the payment of the Breakup Fee, then the Company may elect to pay a portion of the Breakup Fee by issuing LP Units (in the form of Depositary Units) to Parent, in lieu of cash, on the sixth (6th) trading day after such termination, subject to and in the manner, terms and amount set forth in Section 7.03(g) and Exhibit B hereto; provided, that the Company shall pay a portion of the Breakup Fee in cash to the maximum extent that such portion would not result in the Consolidated Leverage Ratio exceeding 5.0.

(iv)      If this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(c) (if at any time after the date of this Agreement, and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly disclosed and not publicly withdrawn or terminated or otherwise communicated to the Company or the General Partner and not withdrawn or terminated), Section 7.01(d) or 7.01(f) (and at such time Parent is not in material breach of this Agreement), then the Company shall pay to Parent (or as otherwise directed by Parent) an amount equal to the sum of Parent’s and Merger Sub’s Expenses by wire transfer of same day funds, within two (2) Business Days, after such information is provided by Parent to the Company (it being understood that such provision of information may take place in installments rather than at one time in which case the Company shall pay to Parent the amounts specified in installments, in each case, within two (2) Business days after such information is provided by Parent); provided, that if Parent is entitled to the Expenses pursuant to this Section 7.03(b)(iv) and the Company reasonably determines in good faith that the Company’s Consolidated Leverage Ratio (as such term is defined in the Credit Agreement) would be greater than 5.0 after giving pro forma effect to the payment of the Expenses, then the Company may elect to pay a portion of the Expenses by issuing LP Units (in the form of Depositary Units) to Parent, in lieu of cash, on the sixth (6th) trading day after such termination, subject to and in the manner, terms and amount set forth in Section 7.03(g) and Exhibit B hereto; provided, that the Company shall pay a portion of the Expenses in cash to the maximum extent that such portion would not result in the Consolidated Leverage Ratio exceeding 5.0; provided, further, that the payment by the Company of such Expenses pursuant to this Section 7.03(b)(iv) shall not relieve the Company of any obligation, if any, to pay the Breakup Fee.

(c)       “Breakup Fee” means an amount in cash (subject to the provisos in Section 7.03(b)(iii)) equal to $19,556,700, which Breakup Fee shall be paid (when due and owing) by wire transfer of immediately available funds to the account designated by the recipient; provided, however, that notwithstanding the foregoing, “Breakup Fee” means an amount in cash equal to $11,408,100 solely in the event that this Agreement is terminated by the Company prior to the Solicitation Period End-Date pursuant to Section 7.01(i). In each case, prior to being paid to Parent, the Breakup Fee shall be reduced by the amount of any Expenses actually paid (if any) to Parent pursuant to this Agreement.

(d)       “Maximum Recovery Amount” means an amount in cash equal to $50,000,000, which Maximum Recovery Amount shall be paid (when due and owing) by Parent and Merger Sub to the Company by wire transfer of immediately available funds to the account designated by the Company.

(e)       “Expenses” means all actual, documented out-of-pocket expenses (including all fees and expenses of financing sources (including any amounts payable in connection with the Debt Financing and the Debt Financing Commitments), counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) actually incurred by a party or on its behalf in connection with or related to the investigation, authorization, preparation, negotiation, execution and performance of this Agreement, up to an aggregate amount equal to $6,500,000.

(f)        Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Breakup Fee or Expenses when due or Parent or Merger Sub shall fail to pay the Maximum Recovery Amount when due, the Company or Merger Sub and Parent, as the case may be, shall reimburse the other party for all reasonable Expenses actually incurred or accrued by such other party (including reasonable Expenses of counsel) in connection with the collection under and enforcement of this Section 7.03. The parties hereto agree that in no event shall (i) Parent be required to pay the Maximum Recovery Amount on more than one occasion or (ii) the Company be required to pay the Breakup Fee on more than one occasion.

(g)       To the extent that the Company issues Depositary Units to Parent, in lieu of cash, as expressly permitted pursuant to Section 7.03(b)(iii) or Section 7.03(b)(iv), then the amount of the Depositary Units to be issued to Parent shall equal an amount of Depositary Units with a cash value equal to the amount of cash otherwise payable; provided, that such Depositary Units shall be valued based on a 10% discount to the volume-weighted average trading price of the Depositary Units for the five (5) trading days (as reported on the NYSE Transaction Reporting System) beginning the first trading day immediately following the date of the termination of this Agreement. In addition, upon and at all times following any issuance of Depositary Units to Parent, the Company shall comply with all of the terms set forth in Exhibit B hereto which is incorporated herein by reference and which shall survive any termination of this Agreement.

Section 7.04    Maximum Recovery. Notwithstanding anything to the contrary in this Agreement, if Parent and Merger Sub fail to effect the Closing for any or no reason or otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for an order of specific performance as and only to the extent expressly permitted by Section 8.04(c), the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub, the Guarantors and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources (including the parties to the Debt Financing Commitments), managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”) or any Related Party of any Related Party for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Maximum Recovery Amount, in each case, only to the extent provided by Section 7.03 or pursuant to the Limited Guarantee, as applicable; and upon payment of such amount, no Person shall have any rights or claims against any of the Related Parties or any Related Party of any Related Party under this Agreement, the Limited Guarantee, the Equity Financing Commitment or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Related Parties or any Related Party of any Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. In no event shall the Company be entitled to seek the remedy of specific performance of this Agreement other than solely under the specific circumstances and as specifically set forth in Section 8.04(c). If the Company is required to pay the Breakup Fee to Parent pursuant to this Agreement, Parent’s and Merger Sub’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise), without prejudice to the remedy of specific performance set forth in Section 8.04(b), against the Company and any Related Party of the Company or any Related Party of any Related Party for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Breakup Fee, in each case, only to the extent provided by Section 7.03; and upon payment of such amount, no Person shall have any rights or claims against any of the Related Parties or any Related Party of any Related Party under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Related Parties or any Related Party of any Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

Section 7.05    Amendment.  To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time before or after adoption of this Agreement by the Unitholders but, after any such Unitholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Unitholders hereunder without the approval of the Unitholders. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 7.06	Extension; Waiver; Remedies.

(a)       At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b)       The failure of any party hereto to exercise any rights, powers or remedies provided under this Agreement, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

ARTICLE VIII

MISCELLANEOUS

Section 8.01    Representations and Warranties. The representations and warranties made in Articles III and IV or any instrument delivered pursuant to this Agreement shall not survive beyond the Effective Time. Each covenant or agreement of the parties in this Agreement shall not survive beyond the Effective Time, other than any covenant or agreement that by its terms contemplates performance after the Effective Time, which shall survive until fully performed.

Section 8.02    Entire Agreement; Assignment. This Agreement, together with the Disclosure Letter, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties; provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary or Affiliate of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

Section 8.03    Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York (without giving effect to conflict of law principles thereof that would result in the application of the Laws of another jurisdiction) except that matters relating to the fiduciary duties of the Board of Directors shall be governed by the laws of the State of Ohio and matters relating to the fiduciary duties of the General Partner shall be governed by the laws of the State of Delaware. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the state courts of the State of New York or the United States District Court, in each case, located in the Borough of Manhattan in the City of New York (the “New York Courts”) in the event any dispute arises out of or in any way related to this Agreement or any transaction contemplated by this Agreement, including, any claim relating to or arising out of due diligence conducted in connection with or the negotiation, interpretation or enforcement of this Agreement (a “Claim”) or involving any Related Party or any Related Party of a Related Party and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all Claims brought by or against any of the parties hereto or any of their respective Affiliates or any Related Party or any Related Party of a Related Party with respect to such action or proceeding shall be heard and determined solely and exclusively in a New York Court, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any New York Court, (c) agrees that it will not bring any Claim in any court other than the New York Courts and (d) waives any right to trial by jury with respect to any Claim. The parties hereto agree that any violation of this Section 8.03 (including related to any Related Party or any Related Party of a Related Party) shall constitute a material breach of this Agreement and shall constitute irreparable harm.

Section 8.04	Validity; Specific Performance.

(a)       Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law; but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(b)       The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that, prior to the valid termination of this Agreement pursuant to Article VII, Parent and Merger Sub shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms hereof, in addition to any other remedy at law or equity.

(c)       Notwithstanding anything to the contrary in this Agreement, including Section 8.04(b), it is explicitly agreed that the Company shall be entitled to seek specific performance of Parent’s obligation to cause the Equity Financing to be funded to fund the Merger and to consummate the Merger only in the event that (i) Parent and Merger Sub are required to complete the Closing pursuant to Section 1.02, (ii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (iii) Parent and Merger Sub fail to complete the Closing in accordance with Section 1.02 and (iv) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s obligation to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. If a court of competent jurisdiction has declined to specifically enforce the obligations of Parent and Merger Sub to consummate the Merger pursuant to a claim for specific performance brought against Parent and Merger Sub pursuant to this Section 8.04(c) but the standards set forth in this Section 8.04(c) for the Company’s entitlement to specific performance have been met and would otherwise entitle the Company to seek specific performance, then, and solely in such event, the Company shall be entitled to, and Parent and Merger Sub shall pay to the Company (or as directed by the Company), the Maximum Recovery Amount as promptly as reasonably practicable following the two (2) week period in the proviso below (and, in any event, within two (2) Business Days of such two (2) week period), payable by wire transfer of same day funds; provided, that if a court has granted an award of damages or the Maximum Recovery Amount, the Company may enforce such award and accept damages only if, within two (2) weeks following such award, the Company shall offer and commit to complete the Merger and Parent and Merger Sub have not consummated the Merger. In addition, the Company agrees to cause any legal action or proceeding still pending to be dismissed with prejudice at such time as Parent and Merger Sub consummate the Merger. For the avoidance of doubt and subject only to the possible entitlement to specific performance as set forth in Section 8.04, in no event shall Parent, Merger Sub, the Related Parties or any Related Party of any Related Party have any liability under or in respect of this Agreement or the transactions related hereto in excess of an aggregate amount equal to the Maximum Recovery Amount.

(d)       Notwithstanding anything to the contrary in this Agreement, except as and to the extent expressly permitted by Section 8.04(c), the parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or any remedy to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedies with respect to any such breach shall be the remedies set forth in Section 7.04.

Section 8.05    Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile transmission with confirmation of receipt, as follows:

if to Parent or Merger Sub:

Siddur Holdings, Ltd.

c/o Apollo Management VII, L.P.

9 West 57th Street

43rd Floor

New York, NY 10019

Attention: Aaron Stone

Facsimile: 212-515-3264

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Steven A. Cohen, Esq.

Benjamin M. Roth, Esq.
Michael Rosenblat, Esq.

Facsimile: 212-403-2000

and

if to the Company:

Cedar Fair, L.P.

One Cedar Point Drive

Sandusky, Ohio 44870

Attention: Duffield Milkie, Esq.

Facsimile: 419-609-5725

with copies to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello

Howard Chatzinoff

Matthew J. Gilroy

Facsimile: 212-310-8007

and

Squire, Sanders & Dempsey L.L.P.

4900 Key Tower

127 Public Square

Cleveland, Ohio 44114

Attention: Cipriano S. Berelo, Esq.

Facsimile: 216-479-8280

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.06    Interpretation. The descriptive headings herein (including the Table of Contents) are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa. The word “day” means calendar day. Unless the context requires otherwise, derivative forms of any term defined herein shall have a meaning comparable to that of such term. The word “or” when used in this Agreement is not exclusive. References to the Preamble, Recitals, Articles, Sections, Schedules or Exhibits shall refer respectively to the preamble, recitals, articles, sections, schedules or exhibits of this Agreement, unless otherwise expressly provided. References in this Agreement to any legal provision include a reference to such legal provision as from time to time amended, consolidated or replaced. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to this Agreement or to any other document include a reference to this Agreement or such document as varied, amended, modified, novated or supplemented from time to time. References to any Person include such Person’s successors in interest and permitted assigns. All references to dollars or “$” are to U.S. dollars. To the extent more than one representation and warranty contained in this Agreement requires the same disclosure, the appearance of such disclosure in any single section herein shall serve as disclosure for all other representations and warranties to which such disclosure applies to the extent it is reasonably apparent on its face that such disclosed information is applicable thereto. The failure to cross-reference any disclosure in any particular section of the Disclosure Letter shall not constitute a breach by the Company of the applicable representation or warranty as long as the matter is disclosed elsewhere in the Disclosure Letter and is reasonably apparent that such disclosed information is applicable thereto.

Section 8.07    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, including Section 5.07, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 5.06, Section 7.04, Section 8.03 and Section 8.04 (each of which provisions is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).

Section 8.08    Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

Section 8.09    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

Section 8.10    Acknowledgment. Whenever in this Agreement performance of or compliance with a covenant or obligation is expressed to be required by the Company or any of its Subsidiaries, the General Partner shall cause the Company or the Company’s Subsidiaries to perform or comply with such covenant or obligation, such that any failure of the Company or any of its Subsidiaries, as the case may be, to perform or comply with any such covenant or obligation shall be deemed to be a breach of such covenant or obligation by the General Partner and the General Partner and the Company acknowledge that they shall be jointly and severally liable for all obligations of the General Partner, the Company and the Company’s Subsidiaries under this Agreement.

Section 8.11    Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement, including any waivers or amendments, that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement;

(b) “Affiliate” and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act;

(c) “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

(d) “Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act;

(e) “Company SEC Reports” shall mean all documents and other materials filed or furnished by the Company with the SEC since December 31, 2005, including those that the Company may file after the date of this Agreement until the Closing Date;

(f)  “Confidentiality Agreement” means the Confidentiality Agreement dated October 14, 2009 between the Company and Apollo Management VII, L.P.;

(g) “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Section 601 et seq. of the Code and Section 601 et seq. of ERISA and (v) under corresponding or similar provisions of foreign laws or regulations;

(h) “Credit Agreement” means the Amended and Restated Credit Agreement among the Company, 3147010 Nova Scotia Company, the Several Lenders from time to time parties thereto, Bear Stearns Corporate Lending Inc., Wachovia Bank National Association, General Electric Capital Corporation, GE Canada Finance Holding Company, National City, Fifth Third Bank and Keybank National Association, dated as of February 15, 2007 (as amended on August 12, 2009 and as may be further amended as contemplated by this Agreement and the Debt Financing Commitments);

(i)  “Employee Benefit Plan” means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current, former or future employee, consultant, officer or director of the Seahorse Parties or any of their respective Subsidiaries or to any beneficiary or dependent thereof that is sponsored or maintained by the Seahorse Parties or any of their respective Subsidiaries or to which the Seahorse Parties or any of their respective Subsidiaries contributes or is obligated to contribute (or with respect to which any obligation to contribute has been undertaken), whether or not written, including any “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not such plan is subject to ERISA), including any Multiemployer Plan, Company Equity Plan and each profit-sharing, bonus, stock option, stock purchase, restricted stock units/shares, stock ownership or other stock-related equity compensation, pension, retirement, severance or termination pay, change-in-control, deferred compensation, excess benefit, fringe benefit supplemental unemployment, post-retirement medical or life insurance, welfare, incentive, sick leave or other leave of absence, short- or long-term disability, salary continuation, medical, hospitalization, life insurance, other insurance plan, or other employee benefit plan, policy, program or arrangement, whether written or unwritten, qualified or non-qualified, funded or unfunded;

(j)  “Employment Agreement” means a contract, offer letter or agreement of the Seahorse Parties or any of their respective Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which the Seahorse Parties or any of their respective Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services;

(k) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

(l)  “GAAP” shall mean United States generally accepted accounting principles;

(m) “hereby,” “herein,” “hereinafter” and similar terms shall be deemed to refer to this Agreement in its entirety, rather than to any Article, Section, or other portion of this Agreement;

(n) “Key Employee” shall mean each officer, director of the Company and each person listed in Section 3.10(e) of the Disclosure Letter;

(o) “knowledge” of the Company means the knowledge of the persons listed in Section 8.11(o) of the Disclosure Letter, after reasonable inquiry by such individuals;

(p) “Liens” means any mortgages, deeds of trust, liens (statutory or other), pledges, hypothecations, security interests, claims, charges, covenants, conditions, restrictions, declarations, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, development restrictions, third party rights or claims, zoning, building, fire safety or similar Laws or other encumbrances or title defects or exceptions of any kind or nature;

(q) “Material Adverse Effect” shall mean any fact, event, change, effect, development, condition or occurrence that has had or would be reasonably likely to have a material adverse effect on or with respect to the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; provided, however, that, none of the following, in and of itself, shall constitute, or shall be considered in determining whether there has occurred, a Material Adverse Effect: (A) changes in general economic conditions, the securities or financial markets, (B) public disclosure of this Agreement or the transactions contemplated hereby, (C) the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, (D) changes in Law (other than those affecting the Owned Real Property) or GAAP (or the interpretation thereof), (E) changes in general legal, regulatory or political conditions, (F) changes in the trading price or trading volume of the LP Units or any failure to meet publicly announced revenue or earnings projections (it being understood that the facts or occurrences giving rise or contributing to such change in trading price or volume or failure to meet projections may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (G) acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (H) earthquakes, hurricanes, tornadoes or other natural disasters, other than any earthquakes occurring in or affecting California and any and all effects or consequences resulting therefrom or related thereto or (I) any suspension of cash distributions to the Unitholders arising from any failure by the Company to comply with financial covenants in the Credit Agreement (it being understood that the facts or occurrences giving rise or contributing to such suspension or failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), unless, in the cases of clauses (A), (D), (E), (F), (G) or (H), any such fact, event, change, effect, development, condition or occurrence has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which the Company or its Subsidiaries operate;

(r)  “Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA;

(s) “Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established on the financial statements in accordance with GAAP, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens arising by operation of Law and incurred in the ordinary course of business, the underlying debt or obligation of which is being paid as the same becomes due and payable or any liquidated amount of which is being contested in good faith and by appropriate proceedings with bonds or appropriate reserves therefor, (iii) minor imperfections of title, if any, that do not impair the current use of the property subject thereto or the business conducted thereon in any material respect, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations that do not impair the current use of the property subject thereto or the business conducted thereon in any material respect and (v) Liens described on the title reports or surveys made available to Parent that do not secure a liquidated amount (except for Liens for borrowed money as disclosed on the financial statement of the Company), that do not and would not constitute a breach or violation of any other representations, warranties or covenants of the Company or any of its Subsidiaries under this Agreement and that would not have a material effect on the ability of Parent to obtain the Debt Financing and (vi) any other Liens, security interests, easements, rights-of-way, encroachments, restrictions, conditions and other encumbrances that do not secure a liquidated amount (except for Liens for borrowed money as disclosed on the financial statements of the Company), that have been incurred or suffered in the ordinary course of business as presently conducted by the Company and its Subsidiaries, and that in each case with respect to all matters referred to in this subclause (vi) would not, individually or in the aggregate, have a material effect on the assets or properties to which they relate or the ability of Parent to obtain the Debt Financing and that could not reasonably be expected to impair, in any material respect the continued use or operation of the property of the Company or its Subsidiaries to which they relate;

(t)   “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization;

(u) “Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent or the Company, as applicable, and its Subsidiaries; and

(v) “Subsidiary” shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

SIDDUR HOLDINGS, LTD.

By:	/s/ Aaron Stone
	Name:	Aaron Stone
	Title:	President

SIDDUR MERGER SUB, LLC

By:	/s/ Aaron Stone
	Name:	Aaron Stone
	Title:	President

CEDAR FAIR MANAGEMENT, INC.

By:	/s/ Richard L. Kinzel
	Name:	Richard L. Kinzel
	Title:	Chairman, President and Chief Executive Officer

CEDAR FAIR, L.P.

By:  Cedar Fair Management, Inc.,

its General Partner

By:	/s/ Richard L. Kinzel
	Name:	Richard L. Kinzel
	Title:	Chairman, President and Chief Executive Officer

EXECUTION COPY

Exhibit A

EBITDA

“EBITDA” shall mean, with respect to the Company and the Subsidiaries on a consolidated basis for any period, Consolidated Net Income (as defined below) plus (a) the sum of without duplication:

(i)      to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, provision for taxes based on income, profits or capital of the Company and the Subsidiaries for such period, without duplication, including, without limitation, state franchise and similar taxes, and including an amount equal to the amount of tax distributions actually made to the holders of equity interests of the Company and the Subsidiaries in respect of such period, which shall be included as though such amounts had been paid as income taxes directly by the Company or any Subsidiary; plus

(ii)       to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, Consolidated Fixed Charges of the Company and the Subsidiaries for such period; plus

(iii)      to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash charges or expenses to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Company and the Subsidiaries for such period; plus

(iv)      to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, the amount of any restructuring charges or expenses (which, for the avoidance of doubt, shall include retention payments and special supplemental bonus payable in connection with the Transactions or otherwise, exit costs, severance payments, systems establishment costs or excess pension charges); plus

(v)	EBITDA Scheduled Adjustments[1]; plus

(vi)      improvements to EBITDA due to operating expense reductions and other operating improvements or synergies in respect of actions taken that are expected to be realized within 12 months from the date of determination as determined in good faith by the Company as certified by a financial officer of the Company; minus

(b)       non-cash items increasing such Consolidated Net Income for such period (excluding the recognition of deferred revenue or any non-cash items which represent the reversal of any accrual of, or reserve for, anticipated cash charges in any prior period and

______________________

 1 The EBITDA Scheduled Adjustments shall mean the Pro Forma EBITDA Adjustments on Schedule I attached hereto.

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any items for which cash was received in any prior period);

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Consolidated Fixed Charges of, the depreciation and amortization and other non-cash expenses or non-cash items of and the restructuring charges or expenses of, a Subsidiary of the Company will be added to (or subtracted from, in the case of non-cash items described in clause (b) above) Consolidated Net Income to compute EBITDA, (A) in the same proportion that the Net Income of such Subsidiary was added to compute such Consolidated Net Income of the Company, and (B) only to the extent that a corresponding amount of the Net Income of such Subsidiary would be permitted at the date of determination to be dividended or distributed to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis, plus the amount that the provision for taxes exceeds cash taxes paid by such Person and its Subsidiaries in such period; provided, however, that, without duplication,

(a)        any net after-tax extraordinary or nonrecurring or unusual gains, losses, income, expense or charges (less all fees and expenses relating thereto), including, without limitation, any severance, relocation or other restructuring costs in connection with the Transactions and fees, expenses or charges related to any offering of equity interests of such person, any investment, any acquisition or any offering of indebtedness (in each case, whether or not successful), including any such fees, expenses or charges related to the Transactions, in each case, shall be excluded;

(b)       the cumulative effect of a change in accounting principles during such period shall be excluded;

(c)       any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(d)          all fees, expenses or charges related to the Transactions, in each case, shall be excluded;

(e)        any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by senior management or the Board of Directors of the Company) shall be excluded;

(f)        any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(g)       the Net Income for such period of any person that is not a subsidiary of such person or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions or other payments actually

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paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period;

(h)       the Net Income for such period of any subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary or its equityholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such subsidiary to such person or a subsidiary of such person (subject to the provisions of this clause (h)), to the extent not already included therein;

(i)        any non-cash impairment charge or asset write-off resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141, shall be excluded;

(j)        any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such person or any of its Subsidiaries shall be excluded;

(k)	any one-time non-cash compensation charges shall be excluded; and

(l)        non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends minus an amount equal to the amount of tax distributions actually made to the holders of equity interests of such person or any parent of such person in respect of a period as if such amounts had been paid as income taxes directly by such person but only to the extent such amounts have not already been accounted for as taxes reducing the net income (loss) of such person.

“Consolidated Fixed Charges” shall mean, with respect to the Company and the Subsidiaries on a consolidated basis for any period, the sum, without duplication, of:

(a)        the consolidated interest expense (net of interest income) to the extent it relates to Indebtedness of the Company and the Subsidiaries for such period, and to the extent such expense was deducted in computing Consolidated Net Income, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to obligations under any swap agreement; plus

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(b)       the consolidated interest of the Company and the Subsidiaries that was capitalized during such period; plus

(c)        any interest expense on Indebtedness of another person that is Guaranteed by the Company and the Subsidiaries or secured by a Lien on assets of the Company and the Subsidiaries, whether or not such Guarantee or Lien is called upon;

in each case, on a consolidated basis and in accordance with GAAP.

“Transactions” shall mean, collectively, the transactions to occur pursuant to this Agreement, the Debt Financing and the Equity Financing, including (a) the Merger; (b) the execution and delivery of the documentation for the Debt Financing and the initial borrowings thereunder; (c) the Equity Financing; (d) the Swap Agreement Amendment and any Derivative Transaction in connection with any of the foregoing; and (e) the payment of all fees and expenses in connection therewith to be paid on, prior to or subsequent to the Closing Date and owing in connection with any of the foregoing.

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Cedar Fair

Schedule I

		YTD
Item #	Pro Forma EBITDA Adjustments and Non-Recurring Charges [1]	Q3 2009A
1	Star Trek costs in corporate	($0.2)
2	Property taxes on Canada land	0.6
3	Early termination penalty	2.0
4	Great America dispute	0.1
5	Gain on cancelled sponsorship	(0.4)
6	Equity compensation	2.7
7	2009 headcount reduction	1.0
8	Investor relations	0.4
9	Insurance premium savings	0.3
10	Board fees	0.3
11	Soto / Madison class action settlement	9.0
Total Pro Forma EBITDA Adjustments and Non-Recurring Charges		$15.9

1 Items 3 and 11 below are non-recurring charges. All other items are pro forma EBITDA adjustments

Exhibit B

Principal Terms of Registration Rights

1.

Shelf Registration: The Company will prepare and file with the SEC a shelf registration statement covering the resale of LP Units (in the form of Depositary Units) issued to Parent pursuant to Section 7.03 of the Merger Agreement or this Exhibit B (the “Registrable Securities”) within 5 business days after the initial delivery (and, if necessary, any subsequent delivery) of the Registrable Securities to Parent. The Company will use reasonable best efforts to cause the registration statement for the Registrable Securities to be declared effective by the SEC as promptly as possible after delivery of the Registrable Securities to Parent (but in any event, no later than (a) 20 days after the initial filing of the shelf registration statement or (b) in the event of a review of the shelf registration statement by the SEC, 50 days after the initial filing of the shelf registration statement (and if the registration statement is not effective within such 50 days, each additional day until the registration statement is effective shall be counted as a Blackout Period Day)) and to cause such registration statement to remain continuously effective until the earlier of such time as (i) the Registrable Securities are saleable by Parent under Rule 144 without volume restrictions and the Company delivers an opinion to Parent from outside counsel reasonably acceptable to Parent to such effect and the Registrable Securities represent 1% or less of the outstanding LP Units and (ii) all Registrable Securities have been sold.

2.

Demand Registrations: If the Company is unable to maintain the effectiveness of the shelf registration or if Parent would like to do an underwritten offering (of not less than 1% of the outstanding LP Units) Parent shall have the ability to issue 2 demand registrations in any single calendar year. Upon any demand, the Company must use reasonable best efforts to cause a registration statement to be declared effective by the SEC as promptly as possible (but in any event no later than (a) 20 days after delivery of such demand or (b) in the event of a review of the registration statement by the SEC, 50 days after delivery of such demand (and if the registration statement is not effective within such 50 days, each additional day until the registration statement is effective shall be counted as a Blackout Period Day). If the Company is a WKSI at the time the demand is made, the registration statement shall be an automatic shelf registration statement.

3.	Piggyback Registrations: Parent shall be entitled to unlimited piggyback registration rights, subject to customary provisions including underwriter cutbacks.

4.

True-up / True-down: On each of the 90th, 180th and 360th day (and, if all Registrable Securities are sold on a later date, on such later date or dates (which may occur on multiple occasions)) following the date of issuance (each, an “Applicable Date”), Parent shall in good faith determine the value of (A) the Breakup Fee or Expenses, as the case may be, by applying a growth rate of 10% per annum to the amount of the Breakup Fee or Expenses, as the case may be, which shall accrue and be compounded daily from the date the Merger Agreement was terminated through the Applicable Date (as may be adjusted on each Applicable Date, the “Guaranteed Value”) and (B) the sum of (i) the value of the Registrable Securities (if any) held by Parent on the Applicable Date (based

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on the closing price of a Depositary Unit on such date as reported on the NYSE) and (ii) the value, on the Applicable Date, of the cash proceeds received by Parent in connection with a sale of Registrable Securities, applying a growth rate of 10% per annum to such cash proceeds, which shall accrue and be compounded daily from the date the cash proceeds were received by Parent through the Applicable Date, in each case of (i) and (ii), after deducting any and all Taxes and any and all expenses (not paid by or otherwise reimbursed by the Company) that have been or may be incurred by Parent, Merger Sub or their respective Affiliates in connection with the issuance to Parent or its Affiliates of Registrable Securities or any sale of Registrable Securities (the “Applicable Date Value”). If on any Applicable Date, the Applicable Date Value is less than the Guaranteed Value, then the Company shall issue additional Registrable Securities to Parent, which may be on more than one occasion, so that the Applicable Date Value (including the Applicable Date Value of the additional Registrable Securities issued to Parent) is equal to the Guaranteed Value. If the Company has complied with all of its obligations set forth in this Exhibit B during the time periods prescribed and, on a date on which all of the Registrable Securities have already been sold, the Applicable Date Value is greater than the Guaranteed Value, then Parent will reimburse the Company for such excess. Notwithstanding anything to the contrary, in the event that the Company enters into an agreement in respect of, or consummates any Acquisition Proposal (as defined in the Merger Agreement) within twelve (12) months after the day the Registrable Securities are first issued to Parent, then the Company shall, at Parent’s request, simultaneously with the entry into an agreement in respect of the Acquisition Proposal, or, if earlier, consummation of such an Acquisition Proposal, repurchase from Parent (or any Affiliate of Parent holding Registrable Securities) for cash (which shall be delivered by wire transfer of same day funds) all of the Registrable Securities at a price that will result in the Applicable Date Value as of such date equaling the Guaranteed Value.

5.

Deferral of True-Up: If any issuance of Registrable Securities or any portion of an issuance of Registrable Securities (including the initial issuance as payment of the Breakup Fee or Expenses, as the case may be) would result in Parent owning 10% or more of the outstanding LP Units of the Company, the Company shall defer all or any portion of any issuance to the extent that such issuance or portion thereof would result in Parent owning 10% or more of the outstanding LP Units of the Company. In the event that any issuance or portion thereof is deferred, the Company shall, on the first Business Day of the month immediately following such deferral (and, if applicable, the first Business Day of every subsequent month), issue such amount of Registrable Securities which have been deferred to Parent up to an amount that would result in Parent owning no more than 9.9% of the outstanding LP Units of the Company. The provisions in this Section 5 shall be binding and non-waivable by the Company or Parent.

6.	Underwriters: Parent shall be able to select the underwriters used for any underwritten offering of Registrable Securities.

7.

Due Diligence: The Company shall allow Parent, any underwriter and any of their respective attorneys, accountants or other agents or representatives to perform reasonable and satisfactory due diligence on the Company and its subsidiaries in connection with any registered offering of the Registrable Securities (whether underwritten or non-underwritten).

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8.	Fees/Expenses of Registration and Sale: The Company will bear all of its expenses and all reasonable and documented expenses of Parent relating to registering and selling the Registrable Securities.

9.

Rule 144 Sales: The Company will make and keep adequate public information available by filing with the SEC all required reports so that the Registrable Securities may be sold to the public without registration pursuant to Rule 144, and will deliver upon request to Parent a written statement as to its compliance with these requirements. Upon expiration of the Rule 144 holding period, the Company will have the restricted legends removed from the Registrable Securities and will provide Parent with a customary opinion that the Registrable Securities may be sold to the public in reliance on Rule 144.

10.

Legal Opinions; Comfort Letter: In connection with a registered offering of Registrable Securities (whether underwritten or non-underwritten), the Company will, upon the consummation of each sale of $500,000 or more of Registrable Securities or Registrable Securities representing .01% or more of the outstanding LP Units, provide Parent with customary legal opinions as to 10b-5 and other customary opinions (e.g., due and valid authorization, no violation, no consent, effectiveness of registration statement, etc.), officers certificates and comfort letters.

11.

Indemnification: In connection with a registered offering of Registrable Securities (whether underwritten or non-underwritten), the Company will indemnify Parent for any and all losses related to the offering, sale and/or the receipt of the LP Units except to the extent any such losses result from (i) untrue statements provided by Parent to the Company specifically for inclusion in any registration statement, prospectus or prospectus supplement or (ii) Parent’s bad faith, gross negligence or intentional or willful misconduct.

12.

Underwritten Offerings: In connection with any underwritten offering, the Company will, among other things, enter into a customary underwriting agreement containing customary terms and conditions, representations, warranties and indemnification to the underwriters and Parent, and furnish customary legal opinions, officers certificates and obtain comfort letters addressed to Parent and the underwriters. If Parent receives Registrable Securities in respect of the Breakup Fee, the Company will participate in road shows at Parent’s request in connection with a sale of at least 40% of the Registrable Securities received in consideration for the Breakup Fee.

13.	Listing: LP Units shall be approved for listing on the NYSE upon receipt.

14.

Other: The Company will deliver to Parent and the underwriters as many copies of the registration statement, prospectus and any prospectus supplement as reasonably requested and will register the Registrable Securities under applicable Blue Sky laws as necessary; provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Company to any material tax in any such jurisdiction where it is not then so subject or file a general consent to service of process in any such jurisdiction. The Company will also use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement and provide customary notifications to Parent and the underwriters. The Company will prepare all prospectus supplements and amendments required.

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15.

Blackout Period: The Company shall have a right to suspend or delay, at any time (but not more than once in any twelve-month period) the registration process and/or suspend Parent’s ability to use a prospectus if, in the reasonable good faith judgment of its Board of Directors, the continuation of the registration process thereof at the time requested would materially adversely affect a pending or proposed significant corporate event, or would require the disclosure of material non-public information that, in the reasonable good faith judgment of the Board of Directors, would have a material adverse effect on the Company and its subsidiaries taken as a whole. The filing of a registration statement (or amendment or supplement thereto) by the Company and the registration process cannot be deferred, suspended or delayed, and Parent’s rights to make offers or sales or to use a prospectus cannot be suspended, pursuant to the provisions of the previous sentence for more than ten (10) days after the abandonment or consummation of any of the foregoing proposals or transactions or for more than thirty (30) days after the date of the Board’s determination referenced in the preceding sentence (which 30 day period shall be reduced by any Blackout Period Days described in paragraphs 1 and 2 above; provided, that such reduction does not reduce the 30 day period to less than 10 days).

16.

Disclosure: The Company agrees that Parent and its Affiliates shall be permitted to make any public disclosures that are necessary or, in consultation with Parent’s counsel, are advisable, in connection with any sale or potential sale of Registrable Securities.

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EXECUTION COPY

Exhibit C

1.	Definitions

“Funded Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit, to the extent undrawn) consisting of Capital Lease Obligations, bankers’ acceptances, Indebtedness for borrowed money, Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services of the Company and the Subsidiaries determined on a consolidated basis on such date and shall, in each case, exclude the obligations among the Company and its Subsidiaries listed in item 2 below.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), (e) all Guarantees by such person of Indebtedness of others, (f) all Capital Lease Obligations of such person, (g) all payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding swap agreements, other than those swap agreements outstanding on the date hereof and listed on Section 3.05(g) of the Disclosure Letter, (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (i) the principal component of all obligations of such person in respect of bankers’ acceptances and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock). The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof and shall, in each case, exclude the obligations among the Company and its Subsidiaries listed in item 2 below.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Disqualified Stock” shall mean, with respect to any person, any equity interests of such person that, by their terms (or by the terms of any security into which such equity interests are convertible or for which such equity interests are redeemable or exchangeable), or upon the happening of any event, (i) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale), (ii) are convertible or exchangeable other than at the option of the issuer thereof for Indebtedness or Dis-

qualified Stock or (iii) are redeemable at the option of the holder thereof (other than upon the occurrence of a change of control (or similar event) or sale or disposition of all or substantially all of the assets of the Company and its Subsidiaries).

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under the credit agreement.

2.	Intercompany Debt

•	Intercompany Note by Kings Island Company in favor of Magnum Management Corporation in the face amount of $275,000,000, dated March 28, 2009.

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Intercompany Note by Magnum Management Corporation in favor of Cedar Fair, L.P. in the face amount of $725,000,000, dated December 31, 2006, as amended by the First Amendment to Intercompany Note, dated February 15, 2007.

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